The information in this preliminary prospectus supplement is not complete and may be changed. A registration statement relating to these securities has become effective upon filing with the Securities and Exchange Commission. We are not using this preliminary prospectus supplement or the accompanying prospectus to offer to sell these securities or to solicit offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(2)
Registration No. 333-180880

PROSPECTUS SUPPLEMENT

(To Prospectus dated April 23, 2012)

Subject to Completion

Preliminary Prospectus Supplement dated May 2, 2012

TELEFONAKTIEBOLAGET LM ERICSSON (PUBL)

$            % Notes due

We are offering $             aggregate principal amount of         % Notes due          (the “notes”). Interest on the notes will be payable in cash semi-annually in arrears on              and              of each year, beginning                     , 2012. The notes will mature on             ,         .

We may redeem the notes in whole or in part at any time and from time to time at the applicable make-whole redemption price set forth in this prospectus supplement. In addition, we may redeem all of the notes at any time at 100% of the principal amount in the event of certain tax law changes requiring the payment of additional amounts as described herein. See “Description of Debt Securities—Redemption upon Changes in Withholding Taxes” in the accompanying prospectus. We will pay accrued and unpaid interest, if any, and any other amounts payable to the date of redemption. The notes will not be subject to any sinking fund requirement. See “Description of Notes”.

The notes will constitute our unsecured and unsubordinated obligations ranking pari passu, without any preference among themselves, with all our other outstanding unsecured and unsubordinated obligations, present and future, except such obligations as are preferred by operation of law.

We do not intend to list the notes on any securities exchange.

Investing in the notes involves certain risks. See “Risk Factors” on page S-7 of this prospectus supplement and page 6 of the accompanying prospectus.

	Price to Public		Underwriting Discount		Proceeds to Telefonaktiebolaget LM Ericson (publ)
Per note		%		%		%

Total	$		$		$

Interest on the notes will accrue from the date of issuance, which is expected to be May         , 2012.

Neither the Securities and Exchange Commission (the “SEC” or “Commission”) nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the notes to purchasers in book-entry form only through the facilities of The Depository Trust Company, or “DTC,” for the accounts of its participants, including Clearstream Banking, société anonyme, or “Clearstream,” and Euroclear Bank S.A./N.V., or “Euroclear,” against payment in New York, New York on or about May         , 2012.

Joint Book-Running Managers

Deutsche Bank Securities	J.P. Morgan

The date of this prospectus supplement is         , 2012.

PROSPECTUS SUPPLEMENT

PROSPECTUS

ABOUT THIS PROSPECTUS SUPPLEMENT

This document consists of two parts. The first part is this prospectus supplement, which describes the specific terms of our offering of the notes. The second part is the accompanying prospectus, which provides more general information, some of which may not be applicable to this offering. This prospectus supplement and the accompanying prospectus include important information about us, the notes and other information you should know before investing. This prospectus supplement also adds, updates and changes information contained in the accompanying prospectus. If there is any inconsistency between the information in this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement. Before purchasing the notes, you should carefully read both this prospectus supplement and the accompanying prospectus, together with the additional information about us described under headings “Where You Can Find More Information” and “Incorporation by Reference” in the accompanying prospectus.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus and in any term sheet we authorize that supplements this prospectus supplement. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone other than us provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement and the accompanying prospectus and the documents incorporated by reference is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

SUMMARY

This summary highlights selected information from this prospectus supplement, the accompanying prospectus and the documents incorporated by reference and does not contain all of the information that may be important to you. You should carefully read this entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference. As used in this prospectus supplement, the terms “Company,” “Parent Company,” the “Issuer,” “we,” “our,” “ours” and “us,” unless the context otherwise requires, refer to Telefonaktiebolaget LM Ericsson (publ) without its subsidiaries and the term “Ericsson,” unless the context otherwise requires, refers to Telefonaktiebolaget LM Ericsson (publ) with its subsidiaries.

Ericsson

Telefonaktiebolaget LM Ericsson (publ) is a public limited liability company organized under the laws of the Kingdom of Sweden. Ericsson was founded in 1876 and its Class A and Class B Shares are listed on NASDAQ OMX Stockholm. Ericsson’s Class B shares are listed on NASDAQ New York in the form of American Depositary Shares.

Ericsson’s principal executive office is located at Torshamnsgatan 23, Kista, SE-164 83 Stockholm, Sweden and its telephone number is +46 10 719 0000. You can find a more detailed description of Ericsson’s business and recent transactions in Ericsson’s Annual Report on Form 20-F and any other reports on Form 6-K which are incorporated by reference in this prospectus.

Recent Developments

The annual general meeting of the shareholders of Telefonaktiebolaget LM Ericsson (publ) will be held on Thursday, May 3, 2012. Our shareholders will vote on various resolutions affecting our business, including a resolution regarding the implementation of new targets for our Executive Performance Stock Plan, which, if approved, would set the following performance targets for this plan: (i) organic growth in net sales growth of 2% to 8% CAGR for the period from 2011 to 2014; (ii) growth in operating income, including JVs and restructuring, of 5% to 15% CAGR for the period from 2011 to 2014; and (iii) cash conversion of above 70%, annually.

THE OFFERING

Issuer

Telefonaktiebolaget LM Ericsson (publ).

Notes

$             principal amount of         % notes due             .

Maturity date

The notes will mature on             ,         .

Issue price

        % of the principal amount of the notes.

Interest and payment dates

        % per year; payable semi-annually in arrears on and of each year beginning on             , 2012. Interest on the notes will be calculated on the basis of a 360-day year consisting of twelve 30-day months.

Ranking

The notes will constitute our unsecured and unsubordinated obligations ranking pari passu, without any preference among themselves, with all our other outstanding unsecured and unsubordinated obligations, present and future, except such obligations as are preferred by operation of law.

Payment of additional amounts

Subject to certain exceptions, if we are required to withhold or deduct any amount for or on account of any withholding tax from any payment made on the notes, we will pay additional amounts on those payments so that the amount received by noteholders will equal the amount that would have been received if no such taxes had been applicable. See “Description of Debt Securities—Additional Amounts” in the accompanying prospectus.

Redemption upon changes in withholding taxes

In the event of various tax law changes that require us to pay additional amounts and other limited circumstances, as described under “Description of Debt Securities—Redemption upon Changes in Withholding Taxes” in the accompanying prospectus, we may redeem, at a redemption price equal to 100% of the principal amount, all but not some of the notes prior to maturity.

Repurchase upon a change of control triggering event

If we experience a “Change of Control Triggering Event” (as defined in this prospectus supplement), with respect to the notes we may be required to offer to purchase the notes at a purchase price equal to 101% of their principal amount, plus accrued and unpaid interest, if any. See “Description of Notes—Repurchase upon a Change of Control Triggering Event.”

Optional make whole redemption

We have the right to redeem the notes, in whole or in part, at any time and from time to time at a redemption price equal to the greater of (i) 100% of the principal amount of the notes to be redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed (not including any portion of payments of interest accrued to the redemption date) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months)

at the treasury rate (as defined in this prospectus supplement) plus basis points, plus accrued and unpaid interest to the date of redemption. The “comparable treasury issue” for purposes of the definition contained in “Description of Notes—Optional Make Whole Redemption” will be the U.S. Treasury security or securities selected by the quotation agent as having an actual or interpolated maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such notes.

Covenants

The terms and conditions of the notes provide for certain restrictions, including a limited negative pledge and restrictions on certain merger and consolidation transactions. See “Description of Debt Securities—Covenants,” and “—Consolidation, Merger and Sale of Assets” in the accompanying prospectus.

There are no covenants restricting our ability or the ability of our subsidiaries to make payments, incur indebtedness, dispose of assets, issue and sell capital stock, enter into transactions with affiliates or engage in business other than our present business.

Use of proceeds

We intend to use the net proceeds from the sale of the notes for refinancing existing debt and general corporate purposes.

Sinking fund

None.

Book-entry issuance, settlement and clearance

We will issue the notes as global notes in book-entry form registered in the name of DTC or its nominee. The sale of the notes will settle in immediately available funds through DTC. Investors may hold interests in a global note through organizations, including Clearstream and Euroclear, that participate, directly or indirectly, in the DTC system.

Further issuances

We may, without the consent of the noteholders, issue additional notes of the same series. Any such additional notes will have the same terms as the notes described in this prospectus supplement (except for the issuance date, the date upon which interest begins accruing and, in some cases, the first interest payment on the notes and the issuance price), so that such additional notes will be consolidated and form a single series with the notes described in this prospectus supplement; provided, that in order to have the same identification number as the existing notes, (i) the existing notes and such additional notes will be issued with no more than de minimis original issue discount for U.S. federal tax purposes or (ii) such additional notes will be part of a qualified reopening of the notes for U.S. federal income tax purposes.

Defeasance and discharge

We may discharge our obligations to comply with any payment or other obligation on the notes by depositing funds or obligations issued by the United States government in an amount sufficient to provide for the timely payment of principal, interest and all other amounts due under the notes with the trustee, as described under “Description of Debt Securities—Defeasance of Debt Securities and Certain Covenants in Certain Circumstances” in the accompanying prospectus.

Risk factors

You should carefully consider all of the information in this prospectus supplement and the accompanying prospectus, which includes information incorporated by reference. In particular, you should evaluate the specific factors under “Risk Factors” on page S-7 of this prospectus supplement and on page 6 of the accompanying prospectus for risks involved with an investment in the notes and the risk factors included in the Annual Report on Form 20-F.

Listing

We do not intend to list the notes on any securities exchange.

CUSIP and ISIN

     /             .

Trustee, Paying Agent, Registrar and Notice Agent

Deutsche Bank Trust Company Americas.

Governing law

The notes will be governed by the laws of the State of New York.

Timing and delivery

We currently anticipate that delivery of the notes will occur on May     , 2012.

RISK FACTORS

Our annual report on Form 20-F for the year ended December 31, 2011, which is incorporated by reference in this prospectus supplement, includes extensive risk factors relating to our business. Additionally, our report on Form 6-K for the quarter ended March 31, 2012, which is incorporated by reference in this prospectus supplement, contains an assessment of various risk factors and uncertainties facing Ericsson. You should carefully consider those risks and the risks relating to the notes described below, as well as the other information included or incorporated by reference into this prospectus supplement and the accompanying prospectus, before making a decision to invest in the notes.

Risks Relating to the Notes

We may incur substantially more debt in the future.

We may incur substantial additional indebtedness in the future, some of which may be secured by our assets. The terms of the notes and the indenture under which they are issued will not limit the amount of indebtedness we may incur. Any such incurrence of additional indebtedness could exacerbate the risks that holders of the notes currently face.

At any point in time there may or may not be an active trading market for our notes.

At any point in time there may or may not be an active trading market for our notes. If any of the notes are traded after their initial issuance, they may trade at a discount from their initial offering price. Further, if active markets for the notes do not develop, the prices of the notes and the ability of a holder of the notes to find a ready buyer will be adversely affected. Factors that could cause the notes to trade at a discount are, among others:

•	an increase in prevailing interest rates;

•	a decline in our creditworthiness;

•	the time remaining to maturity;

•	a weakness in the market for similar securities; and

•	declining general economic conditions.

Direct creditors of our subsidiaries will generally have superior claims to cash flows from those subsidiaries.

We receive cash flows from our subsidiaries which can be used to meet our payment obligations under the notes. Since the creditors of any of these subsidiaries generally would have a right to receive payment that is superior to our right to receive payment from the assets of that subsidiary, holders of the notes will be effectively subordinated to creditors of our subsidiaries insofar as cash flows from those subsidiaries are relevant to meeting payment obligations under the notes. The terms and conditions of the notes and the indenture under which they are issued do not limit the amount of liabilities that our subsidiaries may incur. Certain subsidiaries are or may become subject to statutory or contractual restrictions on their ability to pay dividends or otherwise distribute or lend cash to us which could also limit the amount of funds available to meet payment obligations under the notes.

The notes will be effectively subordinated to our secured debt.

The notes will be unsecured. If we default on the notes, or after the bankruptcy, liquidation or reorganization of Ericsson, then, to the extent Ericsson has granted security over its assets, the assets that secure those debts will be used to satisfy the obligations under that secured debt before any payment on the notes can be made. There may only be limited assets available to make payments on the notes in the event of an acceleration of the notes. If there is not enough collateral to satisfy the obligations of any secured debt, the remaining amounts on the secured debt would share equally with all unsubordinated and unsecured indebtedness.

We may not be able to repurchase the notes upon a change of control.

Upon the occurrence of certain change of control events, holders of the notes will have the right to require us to repurchase all or any part of such holder’s notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to the date of repurchase. If we were to be subject to a Change of Control Triggering Event, there can be no assurance that we would have sufficient financial resources available to satisfy our obligations to repurchase the notes. Any such failure to repurchase the notes as required under the indenture, as supplemented by the supplemental indenture relating to the notes, governing the notes would result in a default under the indenture, which could have material adverse consequences for us and the holders of the notes. See “Description of Notes—Repurchase upon a Change of Control Triggering Event.”

Our credit ratings may not reflect all risks of an investment in the notes.

The credit ratings ascribed to us and the notes are intended to reflect our ability to meet our payment obligations, generally and in respect of the notes. They may not reflect the potential impact of all risks related to structure and other factors on the value of the notes. In addition, actual or anticipated changes in our credit ratings may generally be expected to affect the market value of the notes. U.S. federal regulations applicable to ratings agencies have recently changed, which has led to changes in the manner in which the ratings agencies conduct their business and may continue to lead to other changes in the future.

Swedish insolvency law may supersede certain provisions of the indenture.

The insolvency laws of Sweden may not be as favorable to you as the U.S. bankruptcy laws or laws of other jurisdictions with which you may be familiar and may preclude holders of the notes from recovering payments due on the notes. The Issuer and certain of its subsidiaries are incorporated under the laws of Sweden and, in the event of an insolvency of any of these entities, insolvency proceedings may be initiated in Sweden.

You may be unable to recover in civil proceedings for U.S. securities laws violations.

The Issuer is a public limited liability company organized under the laws of the Kingdom of Sweden. Most of our directors and executive officers named in the documents incorporated by reference are residents of countries other than the United States, and a substantial portion of our assets are located outside of the United States. Accordingly, investors may find it difficult to effect service of process upon or obtain jurisdiction over the Issuer or its directors in courts in the United States and enforce against the Issuer or its directors judgments obtained against them. In addition, we cannot assure you that civil liabilities predicated upon the federal securities laws of the United States will be enforceable in Sweden. See “Enforceability of Certain Civil Liabilities” in the accompanying prospectus.

RATIO OF EARNINGS TO FIXED CHARGES

The following table shows Ericsson’s ratio of earnings to fixed charges for each of the five most recent fiscal years:

	Year Ended December 31,
	2011	2010	2009	2008	2007
Ratio of Earnings to Fixed Charges	8.8x	7.7x	5.7x	7.0x	12.1x

Ericsson’s ratio of earnings to fixed charges for the three months ended March 31, 2012 was 18.3x.

USE OF PROCEEDS

The net proceeds of the offering, after the deduction of underwriting discounts and commissions and expenses of approximately $             million, amount to approximately $             million. The net proceeds will be used for refinancing debt maturing between 2012 and 2014 and for general corporate purposes.

CAPITALIZATION

The following table sets out Ericsson’s stockholders’ equity and non-controlling interest in equity of subsidiaries, and the total interest-bearing liabilities of Ericsson as of March 31, 2012, and as adjusted to give effect to the issuance of the notes offered hereby.

	As of March 31, 2012 SEK (in billions) (unaudited)
	Actual	As Adjusted

Cash and cash equivalents	30.6
Short-term investments	45.0

Total	75.6

Interest-bearing liabilities
Borrowings, current	6.2
Borrowings, non-current	23.0	(1)

Total interest-bearing liabilities	29.2	(2)

Equity
Stockholders’ equity	150.5
Non-controlling interest in equity of subsidiaries	2.0

Total equity	152.5

Total capitalization	181.7

(1)	Includes the SEK equivalent of the net proceeds of the notes using the closing exchange rate of SEK 6.63 per $1.00 as of March 31, 2012.
(2)	We intend to use the proceeds to refinance debt maturing between 2012 and 2014 as well as for general corporate purposes.

All of Ericsson’s outstanding notes and bond loans issued under its Euro Medium-Term Note program, which had a book value of SEK 20.7 billion as of December 31, 2011, and Ericsson’s SEK 4.0 billion loan with the European Investment Bank are unsecured. Ericsson had contingent liabilities, including contingent liabilities related to outstanding guarantees, totalling SEK 581 million as of March 31, 2012.

DESCRIPTION OF NOTES

The following discussion of the terms of the notes (as defined below) supplements the description of the general terms and provisions of the debt securities contained in the accompanying prospectus and identifies any general terms and provisions described in the accompanying prospectus that will not apply to the notes. To the extent this summary differs from the summary in the accompanying prospectus, you should rely on the description of notes in this prospectus supplement.

We will issue the         % Notes             due (the “ notes”) under an indenture, to be entered into on or about May     , 2012 (the “indenture”), between us and Deutsche Bank Trust Company Americas, as the trustee for the notes (the “trustee”), and a supplemental indenture to be entered into on or about May     , 2012, between us and the trustee. The notes will be a separate series of notes under the indenture. We may issue additional notes under the indenture. See “—Further Issuances”.

The following summary of certain provisions of the indenture, the supplemental indenture and the notes does not purport to be complete and is subject to, and qualified in its entirety by reference to, all the provisions of the indenture, the supplemental indenture and the notes, including the definitions therein of certain terms. Because the following is only a summary, it does not contain all of the information that you may find useful in evaluating an investment in the notes. We urge you to read the indenture, the supplemental indenture and the notes because they, and not this description, define your rights as holders of the notes. You may obtain a copy of the indenture and the supplemental indenture (which includes a form of the notes) from us upon request, as set forth under the headings “Where You Can Find More Information” and “Incorporation by Reference.”

As used in this section only, “we,” “our” or “us” refer to Telefonaktiebolaget LM Ericsson (publ) excluding our subsidiaries, unless expressly stated or the context otherwise requires.

General

The notes will constitute our unsecured and unsubordinated obligations ranking pari passu, without any preference among themselves, with all our other outstanding unsecured and unsubordinated obligations, present and future, except such obligations as are preferred by operation of law. The notes will initially be issued in aggregate principal amounts of $            . The notes will mature on             ,             . The notes will pay interest at the rate of         % per annum, which, shall be payable semi-annually in arrears on each              and             , beginning             , 2012 and will initially accrue from the date of issuance and thereafter from the last date to which interest has been paid.

The notes do not have the benefit of any sinking funds.

The notes of each series will be issued only in registered form without coupons in minimum denominations of $1,000 and any integral multiple of $1,000 in excess thereof. The notes will be represented by one or more global securities registered in the name of a nominee of The Depository Trust Company, New York, New York, which we refer to as DTC. See “Legal Ownership—Global Securities” in the accompanying prospectus.

Payments on the notes will be made through the paying agent, which will initially be the trustee, to DTC. Payments on the notes will be made in U.S. dollars at the office or agency maintained by us in the Borough of Manhattan, The City of New York (or, if we fail to maintain such office or agency, at the corporate trust office of the trustee in New York, New York or if the trustee does not maintain an office in New York, at the office of a paying agent in New York). At our option, however, if certificated notes are issued, we may make payments by check mailed to the holder’s registered address or by wire transfer to the account designated in writing to the trustee. You may present the notes for registration of transfer and exchange, without service charge (but we may, with certain exceptions, require a sum sufficient to cover any transfer tax or similar governmental charge payable in connection with such transfer or exchange), at the office or agency maintained by us in New York, New York

(or, if we fail to maintain such office or agency, at the corporate trust office of the trustee in New York, New York or if the trustee does not maintain an office in New York, at the office of a paying agent in New York). The transfer of certificated notes will be registrable, and notes will be exchangeable for notes of other denominations of an equal aggregate principal amount, at such office or agency.

Interest

The notes will accrue interest at a rate of         % per annum. The notes will accrue interest on their stated principal amount from May     , 2012, or, from the most recent interest payment date to which interest has been paid or duly provided for. Accrued and unpaid interest on the notes will be payable semi-annually in arrears on              and              of each year, commencing on             , 2012. In each case, interest will be paid to the holder in whose name a note is registered at the close of business on the day that is 15 days prior to the relevant interest payment date, whether or not such day is a Business Day.

The amount of interest payable for any full semi-annual interest period will be computed on the basis of a 360-day year of twelve 30-day months. The amount of interest payable for any period shorter than a full semi-annual interest period for which interest is computed, will be computed on the basis of 30-day months and, for periods of less than a month, the actual number of days elapsed per 30-day month. If any date on which interest, principal or premium is payable on the notes is not a Business Day, then payment of such amounts payable on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay) with the same force and effect as if made on such interest payment date or maturity date, as the case may be.

Any amounts payable on any notes that are not punctually paid on any payment date will cease to be payable to the person in whose name such notes are registered on the relevant record date, and such defaulted payment will instead be payable to the person in whose name such notes are registered on the special record date or other specified date determined in accordance with the indenture.

For the notes, “Business Day” means any day, except a Saturday, Sunday or a legal holiday in The City of New York (or in connection with any payment, the place of payment) on which banking institutions are authorized or required by law, regulation or executive order to close.

Repurchase upon a Change of Control Triggering Event

Upon the occurrence of a Change of Control Triggering Event with respect to the notes, unless we have exercised our right to redeem the notes as described under “—Optional Make Whole Redemption” in this prospectus supplement or as described under “—Redemption upon Changes in Withholding Taxes” in the accompanying prospectus, the terms of the notes provide that each holder of the notes will have the right to require us to repurchase all or a portion of such holder’s notes (in integral multiples of $1,000) pursuant to the offer described below (the “Change of Control Offer”), at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase, subject to the rights of holders of the notes on the relevant record date to receive interest due on the relevant interest payment date.

Within 30 days following the date upon which the Change of Control Triggering Event occurred, or, at our option, prior to any Change of Control but after the public announcement of the pending Change of Control, we will be required to send, by mail, a notice to each holder of the notes, with a copy to the trustee, which notice will govern the terms of the Change of Control Offer. Such notice will state, among other things, the purchase date, which must be no earlier than 30 days nor later than 60 days from the date such notice is mailed, other than as may be required by law (the “Change of Control Payment Date”). The notice, if mailed prior to the date of consummation of the Change of Control, will state that the Change of Control Offer is conditioned on the Change of Control being consummated on or prior to the Change of Control Payment Date. Holders of the notes electing to have such notes purchased pursuant to a Change of Control Offer will be required to surrender such notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of each security completed, to the trustee at the address specified in the notice, or transfer such notes to the trustee by book-entry transfer pursuant to the applicable procedures of the paying agent, prior to the close of business on the third business day prior to the Change of Control Payment Date.

We will comply with the requirements of Rule 14e-1 under the U.S. Exchange Act of 1934, as amended (the “Exchange Act”) and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Triggering Event provisions of the indenture, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control Triggering Event provisions of the indenture by virtue of such conflicts.

We will not be required to make a Change of Control Offer if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for such an offer made by us and such third party purchases all notes properly tendered and not withdrawn under its offer.

We may make a Change of Control Offer in advance of a Change of Control Triggering Event, and conditional upon the occurrence of such Change of Control Triggering Event, if a definitive agreement is in place that gives rise to the Change of Control Triggering Event at the time of making the Change of Control Offer.

For purposes of the Change of Control Offer provisions of the notes, the following terms will be applicable:

“Change of Control” shall be deemed to have occurred if (whether or not approved by the Board of Directors or the executive board of the Company) any person or persons acting in concert or any person or persons acting on behalf of any such person(s), at any time directly or indirectly own(s) or acquire(s) (in each case, whether, without limitation, in connection with a merger or consolidation) more than 50% of the Voting Stock of the Company.

“Change of Control Triggering Event” means the notes are rated below Investment Grade by each of the Rating Agencies on any date during the period (the “Trigger Period”) commencing on the date of the first public announcement by the issuer of any Change of Control (or pending Change of Control) and ending 60 days following consummation of such Change of Control (which Trigger Period will be extended following consummation of a Change of Control for so long as any of the Rating Agencies has publicly announced that it is considering a possible ratings downgrade) provided that a Change of Control Triggering Event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a Change of Control Triggering Event) if the Rating Agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the trustee in writing at its request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Change of Control Triggering Event). Notwithstanding the foregoing, no Change of Control Triggering Event will be deemed to have occurred in connection with any particular Change of Control unless and until such Change of Control has actually been consummated.

“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating category of Moody’s); a rating of BBB- or better by S&P (or its equivalent under any successor rating category of S&P) or the equivalent investment grade credit rating from any replacement Rating Agency.

“Moody’s” means Moody’s Investors Service, Inc., a subsidiary of Moody’s Corporation, and its successors.

“person” means any individual, corporation, partnership, joint venture, association, limited liability company, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Rating Agency” means each of Moody’s and S&P; provided, that if either Moody’s or S&P ceases to provide a rating of the notes publicly available for reasons outside of our control, we may appoint a “nationally recognized statistical rating organization” (registered under Section 15E of the Exchange Act) as a replacement for such Rating Agency as certified, in writing, by us to the trustee.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.

“Voting Stock” means shares in the issued share capital of a company carrying voting rights.

Optional Make Whole Redemption

We have the right to redeem the notes, in whole or in part, at any time and from time to time at a redemption price equal to the greater of (i) 100% of the principal amount of the notes to be redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed (not including any portion of payments of interest accrued to the redemption date) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the treasury rate plus basis points, plus accrued and unpaid interest to the date of redemption.

For purposes of determining the optional make-whole redemption price, the following definitions are applicable.

“Treasury rate” means, with respect to any redemption date, the rate per year equal to the semi-annual equivalent yield to maturity or interpolated (on a day count basis) of the comparable treasury issue, assuming a price for the comparable treasury issue (expressed as a percentage of its principal amount) equal to the comparable treasury price for such redemption date.

“Comparable treasury issue” means the U.S. Treasury security or securities selected by the quotation agent as having an actual or interpolated maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such notes.

“Comparable treasury price” means, with respect to any redemption date, the average of the reference treasury dealer quotations for such redemption date.

“Quotation agent” means one of the reference treasury dealers appointed by us.

“Reference treasury dealer” means Deutsche Bank Securities Inc. and J.P. Morgan Securities LLC, or their respective affiliates which are primary U.S. government securities dealers, and their respective successors, and two other primary U.S. government securities dealers selected by us, provided, however, that if any of the foregoing shall cease to be a primary U.S. government securities dealer in the United States (a “primary treasury dealer”), we shall substitute therefor another primary treasury dealer.

“Reference treasury dealer quotations” means with respect to each reference treasury dealer and any redemption date, the average, as determined by the quotation agent, of the bid and asked prices for the comparable treasury issue (expressed in each case as a percentage of its principal amount) quoted in writing to the quotation agent by such reference treasury dealer at 3:30 p.m. New York time on the third business day preceding such redemption date.

Events of Default

In addition to the Events of Default set forth in the accompanying prospectus, the following is an Event of Default with respect to the notes: the Company shall fail to repay any other indebtedness for borrowed money of the Company when due or within any permitted grace period or shall fail to perform its payment obligations under any guarantee of any indebtedness for borrowed money of any other person, unless liability under such indebtedness or under such guarantee shall be contested in good faith, provided that the aggregate principal amount of all such indebtedness for borrowed money which has not been repaid or in respect of which the guarantee has not been performed is at least U.S.$100,000,000 or its equivalent in any other currency or currencies.

Defeasance

The provisions described under “Description of Debt Securities—Defeasance of Debt Securities and Certain Covenants in Certain Circumstances” in the accompanying prospectus are applicable to the notes. If we effect covenant defeasance with respect to the notes as described under the subcaption “—Defeasance of Debt Securities and Certain Covenants in Certain Circumstances—Defeasance of Certain Covenants” in the accompanying prospectus, then the Events of Default described above under “—Events of Default” and the covenants described under “Description of Debt Securities—Covenants” in the accompanying prospectus, as well as certain other covenants set forth in the indenture, will cease to be applicable to the notes.

Further Issuances

We may, without the consent of the noteholders, issue additional notes of the same series. Any such additional notes will have the same terms as the notes described in this prospectus supplement (except for the issuance date, the date upon which interest begins accruing and, in some cases, the first interest payment on the notes and the issuance price), so that such additional notes will be consolidated and form a single series with the notes described in this prospectus supplement; provided, that in order to have the same identification number as the existing notes, (i) the existing notes and such additional notes will be issued with no more than de minimis original issue discount for U.S. federal tax purposes or (ii) such additional notes will be part of a qualified reopening of the notes for U.S. federal income tax purposes. There is no limitation on the amount of notes or other debt securities that we may issue under the indenture.

UNDERWRITING

Subject to the terms and conditions in the underwriting agreement between us and Deutsche Bank Securities Inc. and J.P. Morgan Securities LLC, as underwriters, we have agreed to sell to each underwriter, and each underwriter has severally agreed to purchase from us, the principal amount of notes set forth opposite the names of the underwriters below:

Underwriter	Principal amount of % Notes due 20
Deutsche Bank Securities Inc.	$
J.P. Morgan Securities LLC	$

Total	$

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the notes sold under the underwriting agreement if any of these notes are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

The underwriters initially propose to offer the notes to the public at the public offering prices that appear on the cover page of this prospectus supplement. The underwriters may offer the notes to selected dealers at the applicable public offering price minus a concession of up to         % of the principal amount of the notes. In addition, the underwriters may allow, and those selected dealers may reallow, a concession of up to         % of the principal amount of the notes to certain other dealers. After the initial offering, the underwriters may change the public offering prices and any other selling terms. The underwriters may offer and sell notes through certain of their affiliates. The offering of the notes by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

The following table shows the underwriting discount that we will pay to the underwriters in connection with the offering of the notes:

Paid by us
Per Note		%
Total	$

In the underwriting agreement, we have agreed that we will indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933 in certain instances, or contribute to payments that the underwriters may be required to make in respect of those liabilities.

The following are the estimated expenses to be incurred in connection with the offer and sale of the notes:

Securities and Exchange Commission registration fee	$
Printing expenses		$7,500.00
Legal fees and expenses		$400,000.00
Accounting fees and expenses		$20,000.00
Trustee’s fees and expenses		$7,500.00
Registrar and paying agent fees and expenses		$3,500.00
Miscellaneous		$20,000.00

Total	$

The notes are a new issue of securities, and there is currently no established trading market for the notes. We do not intend to apply for the notes to be listed on any securities exchange or to arrange for the notes to be quoted on any quotation system. The underwriters have advised us that they intend to make a market in the notes, but they are not obligated to do so. The underwriters may discontinue any market-making in the notes at any time in their sole discretion. Accordingly, we cannot assure the liquidity of the trading market for the notes or that an active public market for the notes will develop. If an active public trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected. If the notes are traded, they may trade at a discount from their initial offering prices, depending on prevailing interest rates, the market for similar securities, our operating performance and financial condition, general economic conditions and other factors.

In connection with the offering of the notes, the underwriters may engage in over-allotment, stabilizing transactions and syndicate covering transactions. Over-allotment involves sales in excess of the offering size, which creates a short position for the underwriters. Stabilizing transactions involve bids to purchase the notes in the open market for the purpose of pegging, fixing or maintaining the prices of the notes. Syndicate-covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover short positions. Stabilizing transactions and syndicate-covering transactions may cause the prices of the notes to be higher than they would otherwise be in the absence of those transactions. If the underwriters engage in stabilizing or syndicate-covering transactions, they may discontinue them at any time.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased notes sold by or for the account of such underwriter in stabilizing or syndicate-covering transactions.

The underwriters or their respective affiliates have engaged, or may in the future engage, in commercial banking or investment banking transactions with or advisory services for Ericsson and its affiliates. The underwriters or their affiliates have received, or may in the future receive, customary fees and commissions for these transactions.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. If any of the underwriters or their affliates has a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters or their affliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Selling Restrictions

European Economic Area. In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of notes which are the subject of the offering contemplated by this prospectus supplement to the public in that Relevant Member State other than:

(a) to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b) to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the relevant dealer nominated by Ericsson for any such offer; or

(c) in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of notes shall require Ericsson or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive, or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

This European Economic Area selling restriction is in addition to any other selling restrictions set out below.

Sweden. The notes have not and will not (directly or indirectly) be offered for subscription or purchase in Sweden and no invitations to subscribe for or purchase the notes have or will be issued and no draft or definitive document in relation to any such offer, invitation or sale have or will be distributed, except in circumstances that will not result in a requirement to prepare a prospectus pursuant to the provisions of the Swedish Financial Instruments Trading Act (Sw: lag (1991:980) om handel med finansiella instrument).

United Kingdom. Each underwriter has represented and agreed that:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the “FSMA”)) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to Ericsson; and

(b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

Hong Kong. The notes may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder.

Japan. The notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the “FIEL”) and each underwriter has agreed that it will not offer or sell any notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the FIEL and any other applicable laws, regulations and ministerial guidelines of Japan.

Singapore. This prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement, the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the notes under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Other jurisdictions outside the United States. Each underwriter has represented and agreed that with respect to any other jurisdiction outside the United States, it has not offered or sold and will not offer or sell any notes in any jurisdiction, except under circumstances that resulted or will result in compliance with the applicable rules and regulations of such jurisdiction.

CLEARANCE AND SETTLEMENT

The notes will be issued in the form of one or more registered global notes that will be deposited with DTC on the closing date. This means that we will not issue certificates to each holder. DTC will keep a computerized record of its participants (for example, your broker) whose clients have purchased the notes. The participant will then keep a record of its clients who purchased the notes. Unless it is exchanged in whole or in part for a certificated note, a global note may not be transferred; except that DTC, its nominees, and their successors may transfer a global note as a whole to one another. We will not issue certificated notes except in limited circumstances that we explain under “Legal Ownership—Global Securities—Special Situations in Which a Global Security is Exchangeable for Physical Certificates” in the accompanying prospectus.

Beneficial interests in the global notes will be shown on, and transfers of the global notes will be made only through, records maintained by DTC and its participants. A description of DTC and its procedures is set forth under “Clearance and Settlement” in the accompanying prospectus.

We will, through the paying agent, wire principal and interest payments to DTC’s nominee. We and the trustee will treat DTC’s nominee as the owner of the global notes for all purposes. Accordingly, we, the trustee and the paying agent will have no direct responsibility or liability to pay amounts due on the global notes to owners of beneficial interests in the global notes.

It is DTC’s current practice, upon receipt of any payment of principal or interest, to credit direct participants’ accounts on the payment date according to their respective holdings of beneficial interest in the global note as shown on DTC’s records. In addition, it is DTC’s current practice to assign any consenting or voting right to direct participants whose accounts are credited with notes on a record date, by using an omnibus proxy. Payments by participants to owners of beneficial interest in the global note, and voting by participants, will be governed by the customary practices between the participants and owners of beneficial interest, as is the case with notes held for the account of customers registered in “street name”. However, payments will be the responsibility of the participants and not of DTC, the trustee or us.

All payments of principal and interest will be made in immediately available funds, except as otherwise indicated in this section.

The notes have been accepted for clearance through DTC, Clearstream and Euroclear. The ISIN for the notes is             , and the CUSIP number for the notes is             .

VALIDITY OF THE NOTES

The validity of the securities offered hereby will be passed upon by Latham & Watkins (London) LLP, United States counsel for Ericsson, and for the underwriters by Cleary Gottlieb Steen & Hamilton LLP, as counsel for the underwriters. Certain matters of Swedish law will be passed upon by Mannheimer Swartling Advokatbyrå AB, Swedish counsel for Ericsson.

PROSPECTUS

TELEFONAKTIEBOLAGET LM ERICSSON (PUBL)

DEBT SECURITIES

We may offer and sell debt securities from time to time. Each time we sell any of the debt securities described in this prospectus, we will provide one or more supplements to this prospectus that will contain specific information about those securities and their offering. You should read this prospectus and any applicable prospectus supplement(s) carefully before you invest in our debt securities.

We may sell these debt securities to or through underwriters or dealers, and also to other purchasers or through agents. The names of any underwriters or agents will be stated in an accompanying prospectus supplement.

Investing in these securities involves certain risks. Please refer to the risks described in the “Risk Factors” section beginning on page 6 of this prospectus, as well as in any document incorporated by reference in this prospectus or set forth in any accompanying prospectus supplement for a description of risks you should consider when evaluating an investment in the debt securities described herein.

Neither the U.S. Securities and Exchange Commission (the “SEC” or “Commission”) nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 23, 2012.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed on April 23, 2012 with the SEC using the shelf registration process. We may sell the debt securities described in this prospectus in one or more offerings.

This prospectus provides you with a general description of the debt securities that we may offer. Each time we sell debt securities, we will provide one or more prospectus supplements that will contain specific information about the terms of those securities and the offering. The prospectus supplements may also add, update or change information contained in this prospectus. You should read both this prospectus and any applicable prospectus supplement(s) together with the additional information described under the headings “Where You Can Find More Information” and “Incorporation by Reference” prior to purchasing any of the debt securities offered by this prospectus.

Unless otherwise indicated, information and statistics presented herein regarding market trends and our market share relative to our competitors are based on our own research and various publicly available sources.

As used herein, the terms “Company,” “Ericsson,” the “Group,” “we,” “our,” “ours” and “us,” unless the context otherwise requires, refer to Telefonaktiebolaget LM Ericsson (publ) together with its consolidated subsidiaries. The “Parent Company” refers solely to Telefonaktiebolaget LM Ericsson (publ), without its subsidiaries.

CAUTIONARY STATEMENT ABOUT FORWARD-LOOKING STATEMENTS

This prospectus, including the documents incorporated herein by reference, contains forward-looking statements (within the meaning of Section 27A of the U.S. Securities Act of 1933, as amended (the “Securities Act”) or Section 21E of the U.S. Securities Exchange Act of 1934 (the “Exchange Act”)), including statements reflecting management’s current views relating to the growth of the market, future market conditions, future events and expected operational and financial performance. Forward-looking statements can be identified by the use of forward-looking terminology such as “believes,” “expects,” “foresee,” “assume,” “intend,” “may,” “could,” “plan,” “estimate,” “is expected to,” “will,” “should,” “seeks,” “could,” “aim,” “anticipates,” “outlook,” “target,” “might,” “objective,” or similar expressions (or the negative or other variations thereof) or comparable terminology, or by the forward-looking nature of discussions of strategy, plans or intentions. Forward-looking statements may be found throughout this prospectus, including the documents incorporated herein by reference, but in particular in the Annual Report on Form 20-F and include statements regarding:

•	our goals, strategies and operational or financial performance expectations;

•	development of corporate governance standards, stock market regulations and related legislation;

•	the growth of the markets in which we operate;

•	our liquidity, capital resources, capital expenditures, our credit ratings and developments in the capital markets, affecting our industry or us;

•	the expected demand for our existing and future products and services;

•	the expected operational or financial performance of our joint ventures and other strategic cooperation activities;

•	the time until acquired entities will be accretive to income;

•	technology and industry trends including regulatory and standardization;

•	environment, competition and our customer structure;

•	our plans for new products and services, including research; and

•	development expenditures.

Although we believe these statements are based on reasonable assumptions, these forward-looking statements are subject to numerous risks and uncertainties, including matters not yet known to us or not currently considered material by us, and there can be no assurance that anticipated events will occur or that the objectives set out will actually be achieved. Forward-looking statements speak only as of the date they are made. Other than as required by law or applicable stock exchange regulation, we do not undertake any obligation to update any forward-looking statement in light of new information or future developments.

Important factors that could cause actual results to differ materially from the results expressed or implied in the forward-looking statements include, among others:

•

developments in the political, economic or regulatory environment affecting the markets in which we operate, including trade embargoes, changes in tax rates, changes in patent protection regulations, allegations of health risks from electromagnetic fields, cost of radio licenses for our customers, allocation of radio frequencies for different purposes and results of standardization activities;

•	the effectiveness of our strategies and our execution thereof, including partnerships, acquisitions and divestments;

•	our ability to respond to changes in the telecommunications market and other general market conditions in a cost effective and timely manner;

•

financial risks, including changes in foreign exchange rates or interest rates, lack of liquidity or access to financing, changes in tax liabilities, credit risks in relation to counterparties, customer defaults under significant customer finance arrangements and risks of confiscation of assets in foreign countries;

•

the impact of the consolidation in the telecommunications industry, and any resulting (i) reduction in the number of customers, and adverse consequences of a loss of, or significant decline in, our business with a major customer; or (ii) increase in strength of a competitor or the establishment of new competitors;

•

the impact of changes in product demand, price erosion, competition from existing or new competitors or new technologies or alliances between vendors of different types of technology and the risk that our products and services may not sell at the rates or levels we anticipate;

•	the product mix and margins of our sales;

•	the volatility of market demand and difficulties to forecast such demand;

•	our ability to develop commercially viable products, systems and services; and

•

our ability to acquire licenses of necessary technology, protect our intellectual property rights through patents and trademarks, and license them to others and defend them against infringement, and the results of patent litigation.

Furthermore, a review of certain other reasons why actual results and developments may differ materially from the expectations disclosed or implied within forward-looking statements can be found in “Risk Factors” in the Annual Report on Form 20-F. We also suggest that you review “Board of Directors’ Report” in the Annual Report on Form 20-F. All subsequent written or oral forward-looking statements attributable to Ericsson or any persons acting on our behalf are expressly qualified in their entirety by the factors referred to above. We urge you to carefully review and consider the various disclosures we make in this prospectus, including the documents incorporated by reference, concerning the factors that may affect our business.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational reporting requirements of the Exchange Act applicable to foreign private issuers and file annual reports and other information with the SEC. You may read and copy any document that we file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549.

In addition, our SEC filings are available to the public at the SEC’s web site at http://www.sec.gov. For further information, please call the SEC at 1-800-SEC-0330 or log on to http://www.sec.gov.

Our shares are listed on NASDAQ OMX Stockholm and NASDAQ New York, the latter in the form of American Depository Shares. You can consult reports and other information about us that are filed pursuant to the rules of NASDAQ OMX Stockholm and NASDAQ New York at these exchanges.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with the SEC in other documents, which means that:

•	incorporated documents are considered part of this prospectus;

•	we can disclose important information to you by referring to those documents; and

•

information that we file with the SEC in the future and incorporate by reference herein will automatically update and supersede information in this prospectus and information previously incorporated by reference herein.

The information that we incorporate by reference is an important part of this prospectus.

Each document incorporated by reference is current only as of the date of such document, and the incorporation by reference of such documents shall not create any implication that there has been no change in our affairs since the date thereof or that the information contained therein is current as of any time subsequent to its date. Any statement contained in such incorporated documents shall be deemed to be modified or superseded for the purpose of this prospectus to the extent that a subsequent statement contained in another document we incorporate by reference at a later date modifies or supersedes that statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We incorporate herein by reference:

•	our Annual Report on Form 20-F for the year ended December 31, 2011 (the “2011 Form 20-F”) (File No. 000-12033), filed with the SEC on April 4, 2012; and

•

any document in the future filed with the SEC under Sections 13(a), 13(c) or 15(d) of the Exchange Act after the date of this prospectus and until this offering is completed. Any report on Form 6-K that we furnish to the SEC on or after the date of this prospectus (or portions thereof) is incorporated by reference in this prospectus only to the extent that the report expressly states that we incorporate it (or such portions) by reference in this prospectus and that it is not subsequently superseded.

You may also request a copy of documents incorporated by reference at no cost, by contacting us orally or in writing at the following address and telephone number: Investor Relations, SE-164 83 Stockholm, Sweden, Tel: +46 10 719 0000.

The Annual Report on Form 20-F and any other information incorporated by reference is considered to be a part of this prospectus. The information in this prospectus, to the extent applicable, automatically updates and supersedes the information in the Annual Report on Form 20-F.

You should rely only on the information that we incorporate by reference or provide in this prospectus or any applicable prospectus supplement(s). We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

ENFORCEABILITY OF CERTAIN CIVIL LIABILITIES

We are a public limited liability company organized under the laws of the Kingdom of Sweden. Most of our directors and executive officers named herein are residents of countries other than the United States, and a substantial portion of our assets are located outside of the United States. Accordingly, investors may find it difficult:

•

to effect service of process upon or obtain jurisdiction over our company or our officers and directors in U.S. courts in actions predicated on the civil liability provisions of the U.S. federal securities laws;

•

to enforce, either inside or outside the United States, judgments obtained in U.S. or non-U.S. courts in actions predicated upon the civil liability provisions of the U.S. federal securities laws against us or our officers and directors;

•	to bring an original action in a Swedish court to enforce liabilities based upon the U.S. federal securities laws against us or our officers or directors; and

•	to enforce against us or our directors in non-U.S. courts, including Swedish courts, judgments of U.S. courts predicated upon the civil liability provisions of the U.S. federal securities laws.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus or incorporated by reference into this prospectus as further described under “Incorporation by Reference.” This summary does not contain all the information that you should consider before investing in the securities which may be offered under this prospectus. You should carefully read the entire prospectus, the documents incorporated by reference into this prospectus, and the final term sheet or pricing supplement, if any, and prospectus supplement relating to the particular securities being offered.

Ericsson

Telefonaktiebolaget LM Ericsson (publ) is a public limited liability company organized under the laws of the Kingdom of Sweden. Ericsson was founded in 1876 and its Class A and Class B Shares are listed on NASDAQ OMX Stockholm. Ericsson’s Class B shares are listed on NASDAQ New York in the form of American Depositary Shares.

Ericsson’s principal executive office is located at Torshamnsgatan 23, Kista, SE-164 83 Stockholm, Sweden and its telephone number is +46 10 719 0000. You can find a more detailed description of Ericsson’s business and recent transactions in Ericsson’s Annual Report on Form 20-F and any other reports on Form 6-K which are incorporated by reference in this prospectus.

Debt Securities

For any particular debt securities we may offer, the applicable final term sheet or pricing supplement, if any, and the applicable prospectus supplement will describe the title of the debt securities, the aggregate principal or face amount and the purchase price, the stated maturity, the amount or manner of calculating the amount payable at maturity, the rate or manner of calculating the rate and the payment dates for interest, if any; the redemption or repurchase terms, and any other specific terms. The debt securities will be issued pursuant to an indenture entered into between us and Deutsche Bank Trust Company Americas, which acts as trustee.

When we use the term “securities” or “debt securities” in this prospectus, we mean any of the debt securities we may offer with this prospectus. This prospectus, including this summary, describes the general terms that may apply to the securities. The specific terms of any particular debt securities that we may offer will be described in a prospectus supplement.

Form of Securities

The securities of a series may be offered in the form of one or more global certificates in registered form that will be deposited with a depositary, such as The Depository Trust Company (“DTC”), Euroclear Bank S.A./N.V. (“Euroclear”) or Clearstream Banking, société anonyme (“Clearstream”), as specified in the applicable prospectus supplement.

Listing

If any securities are to be listed or quoted on a securities exchange or quotation system, the applicable prospectus supplement will say so.

Plan of Distribution

We may sell the offered securities in any of the following ways:

•	to or through underwriters or dealers;

•	by ourselves directly;

•	through agents; or

•	through a combination of any of these methods of sale.

The prospectus supplement applicable to a particular series of securities will explain the ways in which we will sell specific securities, including the names of any underwriters and details of the pricing of the securities, as well as the commissions, concessions or discounts we are granting any underwriters, dealers or agents.

RISK FACTORS

We urge you to carefully review the risks described below, together with the risks described in the documents incorporated by reference into this prospectus, before you decide to buy our debt securities. In particular, you should review the risks relating to our business included in our Annual Report on Form 20-F, incorporated by reference herein. If any of these risks, or risks not known to us, actually occur, our business, financial condition and results of operations could suffer, and the trading price and liquidity of the debt securities offered by this prospectus could decline, in which case you may lose all or part of your investment.

Risks relating to an investment in the debt securities

We may incur substantially more debt in the future.

We may incur substantial additional indebtedness in the future, including in connection with future acquisitions, some of which may be secured by our assets. The terms of the debt securities and the indenture under which they are issued will not limit the amount of indebtedness we may incur. Any such incurrence of additional indebtedness could exacerbate the risks that holders of the debt securities currently face.

At any point in time there may or may not be an active trading market for our debt securities.

At any point in time there may or may not be an active trading market for our debt securities. If any of the debt securities are traded after their initial issuance, they may trade at a discount from their initial offering price. Further, if active markets for the debt securities do not develop, the prices of the debt securities and the ability of a holder of debt securities to find a ready buyer will be adversely affected. While we may decide to list a particular series of debt securities on one or more stock exchanges or automated quotation system, we expect that many of our debt securities will not be listed on any exchange or automated quotation system. Factors that could cause the debt securities to trade at a discount are, among others:

•	an increase in prevailing interest rates;

•	a decline in our creditworthiness;

•	the time remaining to maturity;

•	a weakness in the market for similar securities; and

•	declining general economic conditions.

Direct creditors of our subsidiaries will generally have superior claims to cash flows from those subsidiaries.

Ericsson receives cash flows from its subsidiaries which can be used to meet its payment obligations under the debt securities. Since the creditors of any of these subsidiaries generally would have a right to receive payment that is superior to Ericsson’s right to receive payment from the assets of that subsidiary, holders of the debt securities will be effectively subordinated to creditors of the subsidiaries insofar as cash flows from those subsidiaries are relevant to meeting payment obligations under the debt securities. The terms and conditions of the debt securities and the indenture under which they are issued do not limit the amount of liabilities that our subsidiaries may incur. Certain subsidiaries are or may become subject to statutory or contractual restrictions on their ability to pay dividends or otherwise distribute or lend cash to Ericsson which could also limit the amount of funds available to meet payment obligations under the debt securities.

The debt securities may be effectively subordinated to our secured debt.

The debt securities may be unsecured. If Ericsson defaults on the debt securities, or after the bankruptcy, liquidation or reorganization of Ericsson, then, to the extent Ericsson has granted security over its assets, the assets that secure those debts will be used to satisfy the obligations under that secured debt before any payment on the debt securities can be made. There may only be limited assets available to make payments on the debt securities in the event of an acceleration of the debt securities. If there is not enough collateral to satisfy the obligations of any secured debt, the remaining amounts on the secured debt would share equally with all unsubordinated unsecured indebtedness.

Our credit ratings may not reflect all risks of an investment in the debt securities.

The credit ratings ascribed to us and the debt securities are intended to reflect our ability to meet our payment obligations, generally and in respect of the debt securities. They may not reflect the potential impact of all risks related to structure and other factors on the value of the debt securities. In addition, actual or anticipated changes in our credit ratings may generally be expected to affect the market value of the debt securities. U.S. federal regulations applicable to ratings agencies have recently changed, which has led to changes in the manner in which the ratings agencies conduct their business and may continue to lead to other changes in the future.

Swedish insolvency law may supersede certain provisions of the indenture.

The insolvency laws of Sweden may not be as favorable to you as the U.S. bankruptcy laws or laws of other jurisdictions with which you may be familiar and may preclude holders of the debt securities from recovering payments due on the debt securities. The Parent Company and certain of its subsidiaries are incorporated under the laws of Sweden and, in the event of an insolvency of any of these entities, insolvency proceedings may be initiated in Sweden.

You may be unable to recover in civil proceedings for U.S. securities laws violations.

Ericsson is a public limited liability company organized under the laws of the Kingdom of Sweden. Most of our directors and executive officers named herein are residents of countries other than the United States, and a substantial portion of our assets are located outside of the United States. Accordingly, investors may find it difficult to effect service of process upon or obtain jurisdiction over us or our directors in courts in the United States and enforce against us or them judgments obtained against us or them. In addition, we cannot assure you that civil liabilities predicated upon the federal securities laws of the United States will be enforceable in Sweden. See “Enforceability of Certain Civil Liabilities.”

USE OF PROCEEDS

Unless otherwise indicated in an accompanying prospectus supplement, we will use the net proceeds from the sale of the debt securities for general corporate purposes.

RATIO OF EARNINGS TO FIXED CHARGES

The following table shows our ratio of earnings to fixed charges for each of the five most recent fiscal years:

	Year Ended December 31
	2011	2010	2009	2008	2007
Ratio of Earnings to Fixed Charges	8.8x	7.7x	5.7x	7.0x	12.1x

DESCRIPTION OF DEBT SECURITIES

The following description, together with the additional information we include in any applicable prospectus supplement, summarizes certain general terms and provisions of the debt securities that we may offer under this prospectus. When we offer to sell a particular series of debt securities, we will describe the specific terms of the series in a supplement to this prospectus. We will also indicate in the supplement to what extent the general terms and provisions described in this prospectus apply to a particular series of debt securities.

We may issue debt securities either separately, or together with, or upon the conversion or exercise of or in exchange for, other securities. Debt securities may be our senior, senior subordinated or subordinated obligations and, unless otherwise specified in a supplement to this prospectus, the debt securities will be our direct, unsecured obligations and may be issued in one or more series.

The debt securities will be issued under an indenture between us and Deutsche Bank Trust Company Americas, as trustee. We have summarized select portions of the indenture below. However, because it is a summary, it does not describe every aspect of the indenture or the debt securities. This summary is subject to and qualified in its entirety by reference to all the provisions of the indenture, including some of the terms used in the indenture. The indenture is subject to the Trust Indenture Act of 1939. The form of the indenture has been filed as an exhibit to this prospectus and you should read the indenture for provisions that may be important to you. In the summary below, we have included references to the section numbers of the indenture so that you can easily locate these provisions. Capitalized terms used in the summary and not defined herein have the meanings specified in the indenture.

As used in this section only, “Ericsson,” “we,” “our” or “us” refer to Telefonaktiebolaget LM Ericsson (publ) excluding our subsidiaries, unless expressly stated or the context otherwise requires.

General

The terms of each series of debt securities will be established by or pursuant to a resolution of our board of directors and set forth or determined in the manner provided in a resolution of our board of directors, in an officer’s certificate or by a supplemental indenture. (Section 2.2) The particular terms of each series of debt securities will be described in a prospectus supplement relating to such series (including any pricing supplement or term sheet).

We can issue an unlimited amount of debt securities under the indenture that may be in one or more series with the same or various maturities, at par, at a premium, or at a discount. (Section 2.1) Unless otherwise specified in a prospectus supplement, we may issue debt securities of the same series as an outstanding series of debt securities without the consent of holders of securities in the outstanding series. Any additional debt securities so issued will have the same terms as the existing debt securities of the same series in all respects (except for the issuance date, the date upon which interest begins accruing and, in some cases, the first interest payment on the new debt securities and the issuance price), so that such additional debt securities will be consolidated and form a single series with the existing debt securities of the same series. (Section 2.2) We will set forth in a prospectus supplement (including any pricing supplement or term sheet) relating to any series of debt securities being offered, the aggregate principal amount and the following terms of the debt securities, if applicable:

•	the title and ranking of the debt securities (including the terms of any subordination provisions);

•	the price or prices (expressed as a percentage of the principal amount) at which we will sell the debt securities;

•	any limit on the aggregate principal amount of the debt securities;

•	the date or dates on which the principal of the securities of the series is payable;

•

the rate or rates (which may be fixed or variable) per annum or the method used to determine the rate or rates (including any commodity, commodity index, stock exchange index or financial index) at which the debt securities will bear interest, the date or dates from which interest will accrue, the date or dates on which interest will commence and be payable and any regular record date for the interest payable on any interest payment date;

•

the place or places where principal of, and interest, if any, on the debt securities will be payable (and the method of such payment, if by wire transfer, mail or other means), where the securities of such series may be surrendered for registration of transfer or exchange, and where notices and demands to us in respect of the debt securities may be delivered and the method of such notice or demand;

•	the period or periods within which, the price or prices at which and the terms and conditions upon which we may redeem the debt securities;

•

any obligation we have to redeem or purchase the debt securities pursuant to any sinking fund or analogous provisions or at the option of a holder of debt securities and the period or periods within which, the price or prices at which and in the terms and conditions upon which securities of the series shall be redeemed or purchased, in whole or in part, pursuant to such obligation;

•

the dates on which and the price or prices at which we will repurchase debt securities at the option of the holders of debt securities and other detailed terms and provisions of these repurchase obligations;

•	the denominations in which the debt securities will be issued, if other than denominations of $1,000 and any integral multiple thereof;

•	whether the debt securities will be issued in the form of certificated debt securities or global debt securities;

•	the portion of principal amount of the debt securities payable upon declaration of acceleration of the maturity date, if other than the principal amount;

•

the currency of denomination of the debt securities, which may be United States Dollars or any foreign currency, and if such currency of denomination is a composite currency, the agency or organization, if any, responsible for overseeing such composite currency;

•	the designation of the currency, currencies or currency units in which payment of principal of, premium and interest on the debt securities will be made;

•

if payments of principal of, premium or interest on the debt securities will be made in one or more currencies or currency units other than that or those in which the debt securities are denominated, the manner in which the exchange rate with respect to these payments will be determined;

•

the manner in which the amounts of payment of principal of, premium, if any, or interest on the debt securities will be determined, if these amounts may be determined by reference to an index based on a currency or currencies other than that in which the debt securities are denominated or designated to be payable or by reference to a commodity, commodity index, stock exchange index or financial index;

•	any provisions relating to any security provided for the debt securities;

•

any addition to, deletion of or change in the Events of Default described in this prospectus or in the indenture with respect to the debt securities and any change in the acceleration provisions described in this prospectus or in the indenture with respect to the debt securities;

•	any addition to, deletion of or change in the covenants described in this prospectus or in the indenture with respect to the debt securities;

•	any depositaries, interest rate calculation agents, exchange rate calculation agents or other agents with respect to the debt securities;

•

the provisions, if any, relating to conversion or exchange of any securities of such series, including if applicable, the conversion or exchange price and period, provisions as to whether conversion or exchange will be mandatory, the events requiring an adjustment of the conversion or exchange price and provisions affecting conversion or exchange;

•

whether the debt securities will be issued for an amount less than the stated principal amount thereof to be due and payable upon declaration of acceleration of the maturity thereof, and the amount of such discount; and

•

any other terms of the debt securities, which may supplement, modify or delete any provision of the indenture as it applies to that series, including any terms that may be required under applicable law or regulations or advisable in connection with the marketing of the securities. (Section 2.2)

We may issue debt securities that provide for an amount less than their stated principal amount to be due and payable upon declaration of acceleration of their maturity pursuant to the terms of the indenture.

If we denominate the purchase price of any of the debt securities in a foreign currency or currencies or a foreign currency unit or units, or if the principal of and any premium and interest on any series of debt securities is payable in a foreign currency or currencies or a foreign currency unit or units, we will provide you with information on the restrictions, elections, material tax considerations, specific terms and other information with respect to that issue of debt securities and such foreign currency or currencies or foreign currency unit or units in the applicable prospectus supplement.

Transfer and Exchange

Each debt security will be represented by either one or more global securities registered in the name of The Depository Trust Company, Clearstream Banking, “société anonyme,” in Luxembourg, Euroclear Bank S.A./N.V., as operator of the Euroclear System in Belgium, or the Depositary, or a nominee of the Depositary (we will refer to any debt security represented by a global debt security as a “book-entry debt security”), or a certificate issued in definitive registered form (we will refer to any debt security represented by a certificated security as a “certificated debt security”) as set forth in the applicable prospectus supplement. Except as set forth under the heading “Global Debt Securities and Book-Entry System” below, book-entry debt securities will not be issuable in certificated form.

Certificated Debt Securities

You may transfer or exchange certificated debt securities at any office we maintain for this purpose in accordance with the terms of the indenture. (Section 4.7) No service charge will be made for any transfer or exchange of certificated debt securities, but we may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection with a transfer or exchange. (Section 2.7) You may effect the transfer of certificated debt securities and the right to receive the principal of, premium and interest on certificated debt securities only by surrendering the certificate representing those certificated debt securities and either reissuance by us or the trustee of the certificate to the new holder or the issuance by us or the trustee of a new certificate to the new holder.

Global Debt Securities and Book-Entry System

Each global debt security representing book-entry debt securities will be deposited with, or on behalf of, the Depositary, and registered in the name of the Depositary or a nominee of the Depositary. Please see “Global Securities.”

Covenants

Restrictions on Liens

Some of our property may be subject to a mortgage or other legal mechanism that gives certain of our lenders preferential rights in that property over other lenders, including you and the other direct holders of the debt securities, or over our general creditors if we fail to pay them back. These preferential rights are called liens. We promise that while the debt securities are outstanding we will not become obligated on any present or future capital markets indebtedness, which is described further below, that is secured by a lien on the whole or any part of our present or future assets, unless an equivalent or higher-ranking lien on the same property is granted to you and the other direct holders of the debt securities. (Section 4.9)

As used here, capital markets indebtedness means any obligation for the payment of borrowed money which is in the form of, or represented or evidenced by, a certificate of indebtedness or in the form of, or represented or evidenced by, bonds, notes or other debt securities, which are capable of being listed or traded on a stock exchange or other recognized securities market. It does not include, along with certain other types of indebtedness and obligations, any off-balance sheet assets and obligations.

We will set forth in the applicable prospectus supplement any restrictive covenants applicable to any issue of debt securities. (Article IV)

Additional Amounts

All payments that we make under or with respect to the debt securities will be made free and clear of and without withholding or deduction for or on account of any present or future tax, duty, levy, impost, assessment or other governmental charge (including, without limitation, penalties, interest and other similar liabilities related thereto) of whatever nature (collectively, “Taxes”) imposed or levied on such payments by or on behalf of Sweden, any jurisdiction of which we or any successor to us (a “successor person”) are resident for tax purposes, or any political subdivision or governmental authority thereof having the power to tax (each, a “Relevant Taxing Jurisdiction”), unless we or such successor person, as the case may be, is required to withhold or deduct Taxes by law or by the interpretation or administration of law. If we or a successor person, or an agent of ours or of a successor person (including a paying agent), is required to withhold or deduct any amount for or on account of Taxes imposed or levied by or on behalf of a Relevant Taxing Jurisdiction from any payment made under or with respect to the debt securities, we or such successor person, as the case may be, will pay additional amounts (“Additional Amounts”) as may be necessary to ensure that the net amount received by each holder of the debt securities after such withholding or deduction (including any withholding or deduction in respect of any Additional Amounts) will not be less than the amount the holder would have received if such Taxes had not been withheld or deducted.

Notwithstanding the foregoing, neither we nor any successor person, as the case might be, will, however, pay Additional Amounts in respect or on account of:

(a)	any Taxes, to the extent such Taxes are imposed or levied by or on behalf of a Relevant Taxing Jurisdiction by reason of the holder’s or beneficial owner’s present or former connection with such Relevant Taxing Jurisdiction, including, without limitation, the holder or beneficial owner being, or having been, a citizen, national, or resident, being, or having been, engaged in a trade or business, being, or having been, physically present in or having or having had a permanent establishment in a Relevant Taxing Jurisdiction (but not including, in each case, any connection arising from the mere receipt, ownership, holding or disposition of debt securities, or by reason of the receipt of any payments in respect of any debt security, or the exercise or enforcement of rights under any debt securities);

(b)	any Taxes to the extent such Taxes are imposed or withheld by reason of the failure of the holder or beneficial owner of debt securities, following our or any successor person’s written request addressed to the holder or beneficial owner, to comply within a reasonable time with any certification, identification, information or other reporting requirements (to the extent such holder or beneficial owner is legally eligible to do so), whether required by statute, treaty, regulation or administrative practice of a Relevant Taxing Jurisdiction, as a precondition to exemption from, or reduction in the rate of deduction or withholding of, Taxes imposed by the Relevant Taxing Jurisdiction (including, without limitation, a certification that the holder or beneficial owner is not resident in the Relevant Taxing Jurisdiction);

(c)	any estate, inheritance, gift, sales, transfer, personal property or similar Taxes;

(d)	any Tax which is payable otherwise than by deduction or withholding from payments made under or with respect to the debt securities or any guarantee;

(e)	any Tax imposed on or with respect to any payment by us to the holder if such holder is a fiduciary, or partnership, limited liability company or person other than the sole beneficial owner of such payment to the extent that Taxes would not have been imposed on such payment had such holder been the sole beneficial owner of such debt security;

(f)	any Tax that is imposed on or with respect to a payment made to a holder or beneficial owner who would have been able to avoid such withholding or deduction by presenting the relevant debt securities to another paying agent that we maintain in a member state of the European Union;

(g)	any Taxes, to the extent such Taxes were imposed as a result of the presentation of a debt security for payment (where presentation is required in order to receive payment) more than 30 days after the relevant payment is first made available to the holder (except to the extent that the holder would have been entitled to Additional Amounts had the debt security been presented on the last day of such 30-day period);

(h)	any withholding or deduction in respect of any Taxes where such withholding or deduction is imposed or levied on a payment and is required to be made pursuant to European Council Directive 2003/48/EC or any Directive implementing the conclusions of the ECOFIN Council meetings of November 26 and 27, 2000 on the taxation of savings income or any law implementing or complying with, or introduced in order to conform to, any such Directive; or

(i)	any combination of items (a) through (h) above.

Whenever the indenture or this “Description of Debt Securities” refers to, in any context, the payment of principal, premium, if any, interest or any other amount payable under or with respect to any debt security (including payments thereof made pursuant to any guarantee), such reference includes the payment of Additional Amounts, if applicable.

The prospectus supplement relating to the debt securities may describe additional circumstances in which we would not be required to pay Additional Amounts. For additional information, see Section 4.6 of the indenture.

Redemption upon Changes in Withholding Taxes

In addition to any option to redeem the debt securities set forth in the indenture or a prospectus supplement, if, as a result of:

(a)	any amendment to, or change in, the laws (or regulations or rulings promulgated thereunder) or relevant treaties of any Relevant Taxing Jurisdiction which becomes effective after the date of the indenture; or

(b)	any change which becomes effective after the date of the indenture in the official application or official interpretation or administration of such laws, regulations or rulings or relevant treaties (including by virtue of a holding, judgment or order by a court of competent jurisdiction or a change in published practice) of any Relevant Taxing Jurisdiction (each of the foregoing clauses (a) and (b), a “Change in Tax Law”), we would be obligated to pay, on the next date for any payment, Additional Amounts as described above under “—Additional Amounts”, which we cannot avoid by the use of reasonable measures available to it, then we may redeem all, but not less than all, of the debt securities, at any time thereafter, upon not less than 30 nor more than 60 days’ notice (which notice shall be irrevocable), at a redemption price of 100% of their principal amount, plus accrued and unpaid interest, if any, to the redemption date. Prior to the giving of any notice of the redemption described in this paragraph, we will deliver to the trustee:

(a)	an Officer’s Certificate stating that the obligation to pay such Additional Amounts cannot be avoided by us taking reasonable measures available to it; and

(b)	a written opinion of independent legal counsel of recognized standing addressed to us, qualified under the laws of the Relevant Taxing Jurisdiction and reasonably satisfactory to the trustee to the effect that we have or will become obligated to pay such Additional Amounts as a result of a Change in Tax Law.

The trustee will accept such Officer’s Certificate and opinion, delivered in compliance with clauses (a) and (b) above, as sufficient evidence of the satisfaction of the conditions precedent described above, in which event it will be conclusive and binding on the holders of the debt securities.

The foregoing provisions will apply mutatis mutandis to any successor to us after such successor person becomes a party to the indenture.

Consolidation, Merger and Sale of Assets

We may not consolidate with or merge with or into, or convey, transfer or lease all or substantially all of our properties and assets to any person (a “successor person”) unless:

•

we are the surviving corporation or the successor person (if other than Ericsson) is a corporation organized and validly existing under the laws of any member state of the European Union or U.S. domestic jurisdiction and expressly assumes our obligations on the debt securities and under the indenture;

•	immediately after giving effect to the transaction, no Default or Event of Default, shall have occurred and be continuing; and

•

we deliver to the trustee prior to the consummation of the proposed transaction an Officer’s Certificate to the foregoing effect and a written opinion of legal counsel who is acceptable to the trustee, stating that the proposed transaction and any supplemental indenture comply with the indenture.

Notwithstanding the above, any of our subsidiaries may consolidate with, merge into or transfer all or part of its properties to us. (Section 5.1)

Events of Default

“Event of Default” means with respect to any series of debt securities, any of the following:

•

default in the payment of any interest upon any debt security of that series when it becomes due and payable, and continuance of such default for a period of 30 days (unless the entire amount of the payment is deposited by us with the trustee or with a paying agent prior to the expiration of the 30-day period);

•	default in the payment of principal of any security of that series at its maturity;

•	failure to deposit any sinking fund payment on its due date, if we agreed to maintain a sinking fund for your debt securities and the other debt securities of the same series;

•

default in the performance or breach of any other covenant or warranty by us in the indenture (other than a covenant or warranty that has been included in the indenture solely for the benefit of a series of debt securities other than that series), which default continues uncured for a period of 60 days after we receive written notice from the trustee or Ericsson and the trustee receive written notice from the holders of not less than 25% in principal amount of the outstanding debt securities of that series as provided in the indenture;

•

any other indebtedness for borrowed money of ours shall become prematurely repayable following a default, provided that the aggregate principal amount of all such indebtedness for borrowed money which has become prematurely repayable is at least U.S.$100,000,000 or its equivalent in any other currency or currencies;

•	certain voluntary or involuntary events of bankruptcy, insolvency or reorganization of Ericsson; or

•	any other Event of Default provided with respect to debt securities of that series that is described in the applicable prospectus supplement. (Section 6.1)

If an Event of Default with respect to debt securities of any series at the time outstanding occurs and is continuing, then the trustee or the holders of not less than 25% in principal amount of the outstanding debt securities of that series may, by a notice in writing to us (and to the trustee if given by the holders), declare to be due and payable immediately the principal of (or, if the debt securities of that series are discount securities, that portion of the principal amount as may be specified in the terms of that series) and accrued and unpaid interest, if any, on all debt securities of that series, whereupon the entire principal amount, together with all interest, if any, accrued and unpaid thereon and Additional Amounts, if any, payable in respect thereof, of all the debt securities of that series shall become due and payable immediately. In the case of an Event of Default resulting from certain events of bankruptcy, insolvency or reorganization, the principal amount, together with all interest, if any, accrued and unpaid thereon and Additional Amounts, if any, payable in respect thereof, on all outstanding debt securities will become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder of outstanding debt securities. At any time after a declaration of acceleration with respect to debt securities of any series has been made, but before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of a majority in principal amount of the outstanding debt securities of that series, by written notice to us and the trustee, may rescind and annul such declaration of acceleration and its consequences if, among certain other conditions, all Events of Default with respect to debt securities of that series, other than the non-payment of principal and interest, if any, have been cured or waived as provided in the indenture. (Section 6.2) We refer you to the prospectus supplement relating to any series of debt securities that are discount securities for the particular provisions relating to acceleration of a portion of the principal amount of such discount securities upon the occurrence of an Event of Default.

The indenture provides that the trustee will be under no obligation to exercise any of its rights or powers under the indenture unless the trustee receives indemnity or security satisfactory to it against any cost, liability or expense which might be incurred by it in exercising such right of power. (Section 7.1(e)) Subject to certain rights of the trustee, the holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of that series. (Section 6.12)

If an Event of Default occurs, the trustee may pursue any available remedy to protect and enforce any provision of the debt securities or the indenture, and its rights and the rights of holders of the debt securities. The trustee may maintain a proceeding even if it does not possess any of the debt securities or does not produce any of them in the proceeding. A delay or omission by the trustee or any holder of a debt security in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.

No holder of any debt security of any series will have any right to institute any proceeding, judicial or otherwise, with respect to the indenture or for the appointment of a receiver or trustee, or for any remedy under the indenture, unless:

•	that holder has previously given to the trustee written notice of a continuing Event of Default with respect to debt securities of that series;

•	the holders of not less than 25% in principal amount of the outstanding debt securities of that series have made written request to the trustee to institute the proceeding as trustee;

•

such holders have offered to the trustee indemnity or security satisfactory to the trustee against the costs, expenses and liabilities which might be incurred by the trustee in compliance with the request;

•	the trustee has not received from the holders of not less than a majority in principal amount of the outstanding debt securities of that series a direction inconsistent with that request; and

•	the trustee has failed to institute the proceeding within 60 days. (Section 6.7)

Notwithstanding any other provision in the indenture, the holder of any debt security will have an absolute and unconditional right to receive payment of the principal of, premium and any interest on that debt security on or after the due dates expressed in that debt security and to institute suit for the enforcement of payment. (Section 6.8)

The indenture requires us, within 120 days after the end of our fiscal year, to furnish to the trustee a statement as to compliance with the indenture. (Section 4.3) If a Default or Event of Default occurs and is continuing with respect to the securities of any series and if it is known to a responsible officer of the trustee, the trustee shall mail to each securityholder of the securities of that series notice of a Default or Event of Default within 90 days after it occurs. The indenture provides that the trustee may withhold notice to the holders of debt securities of any series of any Default or Event of Default (except in payment on any debt securities of that series) with respect to debt securities of that series if the trustee determines in good faith that withholding notice is in the interest of the holders of those debt securities. (Section 7.5)

Modification and Waiver

Modification Without Consent of Holders

We and the trustee may modify and amend the indenture or the debt securities of any series without the consent of any holder of any debt security:

•	to cure any ambiguity, defect or inconsistency that does not adversely affect the rights of any holder of debt securities;

•	to comply with covenants in the indenture described above under the heading “Consolidation, Merger and Sale of Assets”;

•	to provide for uncertificated securities in addition to or in place of certificated securities;

•	to make any change that does not adversely affect the rights of any holder of debt securities;

•	to provide for the issuance of and establish the form and terms and conditions of debt securities of any series as permitted by the indenture;

•

to effect the appointment of a successor trustee with respect to the debt securities of any series and to add to or change any of the provisions of the indenture to provide for or facilitate administration by more than one trustee; or

•	to comply with requirements of the Commission in order to effect or maintain the qualification of the indenture under the Trust Indenture Act of 1939. (Section 9.1)

Modification With Consent of Holders

We may also modify and amend the indenture with the consent of the holders of at least a majority in principal amount of the outstanding debt securities of each series affected by the modifications or amendments. We may not make any modification or amendment without the consent of the holders of each affected debt security then outstanding if that amendment will:

•	reduce the amount of debt securities whose holders must consent to an amendment to, supplement to, waiver of or modification of the debt securities or the indenture;

•	reduce the rate of or extend the time for payment of interest (including default interest) on any debt security;

•

reduce the principal of or premium on or change the fixed maturity of any debt security or reduce the amount of, or postpone the date fixed for, the payment of any sinking fund or analogous obligation with respect to any series of debt securities;

•	modify any obligation to pay the Additional Amounts;

•	reduce the principal amount of discount securities payable upon acceleration of maturity;

•

waive a default in the payment of the principal of, premium or interest on any debt security (except a rescission of acceleration of the debt securities of any series by the holders of at least a majority in aggregate principal amount of the then outstanding debt securities of that series and a waiver of the payment default that resulted from such acceleration);

•	make the principal of or premium or interest on any debt security payable in a currency other than that stated in the debt security;

•

make any change to certain provisions of the indenture relating to, among other things, the right of holders of debt securities to receive payment of the principal of, premium and interest on those debt securities and to institute suit for the enforcement of any such payment and to waivers or amendments; or

•	waive a redemption payment with respect to any debt security. (Section 9.3)

Except for certain specified provisions, the holders of at least a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all debt securities of that series waive our compliance with provisions of the indenture or the debt securities of such series. (Section 9.2) The holders of a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all the debt securities of such series waive any past default under the indenture with respect to that series and its consequences, except a default in the payment of the principal of, premium or any interest on any debt security of that series or certain other aspects of the indenture or the debt securities as described under “—Modification With Consent of Holders”; provided, however, that the holders of a majority in principal amount of the outstanding debt securities of any series may rescind an acceleration and its consequences, including any related payment default that resulted from the acceleration. (Section 6.13)

Defeasance of Debt Securities and Certain Covenants in Certain Circumstances

Legal Defeasance

The indenture provides that, unless otherwise provided by the terms of the applicable series of debt securities, we may be discharged from any and all obligations in respect of the debt securities of any series (subject to certain exceptions). We will be so discharged upon the irrevocable deposit with the trustee, in trust, of money and/or U.S. government obligations that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants or investment bank to pay and discharge each installment of principal, premium and interest on and any mandatory sinking fund payments in respect of the debt securities of that series on the stated maturity of those payments in accordance with the terms of the indenture and those debt securities.

This discharge may occur only if, among other things, we have delivered to the trustee an opinion of counsel stating that we have received from, or there has been published by, the United States Internal Revenue Service a ruling or, since the date of execution of the indenture, there has been a change in the applicable United States federal income tax law, in either case to the effect that, and based thereon such opinion shall confirm that, the holders of the debt securities of that series will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit, defeasance and discharge and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit, defeasance and discharge had not occurred. (Section 8.3)

Defeasance of Certain Covenants

The indenture provides that, unless otherwise provided by the terms of the applicable series of debt securities, upon compliance with certain conditions:

•

we may omit to comply with the covenant described under the heading “Consolidation, Merger and Sale of Assets”, “Restriction on Liens” and certain other covenants set forth in the indenture, as well as any additional covenants which may be set forth in the applicable prospectus supplement; and

•	any omission to comply with those covenants will not constitute a Default or an Event of Default with respect to the debt securities of that series (“covenant defeasance”).

The conditions include:

•

irrevocably depositing with the trustee money and/or U.S. government obligations that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants or investment bank to pay and discharge each installment of principal of, premium and interest on and any mandatory sinking fund payments in respect of the debt securities of that series on the stated maturity of those payments in accordance with the terms of the indenture and those debt securities; and

•

delivering to the trustee an opinion of counsel to the effect that the holders of the debt securities of that series will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit and related covenant defeasance and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit and related covenant defeasance had not occurred. (Section 8.4)

Covenant Defeasance and Events of Default

In the event we exercise our option to effect covenant defeasance with respect to any series of debt securities and the debt securities of that series are declared due and payable because of the occurrence of any Event of Default, the amount of money and/or U.S. government obligations on deposit with the trustee will be sufficient to pay amounts due on the debt securities of that series at the time of their stated maturity but may not be sufficient to pay amounts due on the debt securities of that series at the time of the acceleration resulting from the Event of Default. However, we shall remain liable for those payments. (Section 8.4).

Ranking

Unless otherwise specified in the applicable prospectus supplement, the debt securities are not secured by any of our property or assets. Accordingly, your ownership of debt securities means you are one of our unsecured creditors. The debt securities are not subordinated to any of our other unsecured debt obligations and therefore they rank equally with all our other unsecured and unsubordinated indebtedness. (Section 2.2)

Governing Law

The indenture and the debt securities, including any claim or controversy arising out of or relating to the indenture or the securities, will be governed by the laws of the State of New York without regard to conflict of law principles that would result in the application of any law other than the laws of the State of New York. (Section 10.10)

LEGAL OWNERSHIP

Street Name and Other Indirect Holders

We generally will not recognize investors who hold securities in accounts at banks or brokers as legal Holders of securities. When we refer to the “Holders” of securities, we mean only the actual legal and (if applicable) record Holder of those securities. Holding securities in accounts at banks or brokers is called holding in “street name”. If you hold securities in street name, we will recognize only the bank or broker or the financial institution the bank or broker uses to hold its securities. These intermediary banks, brokers and other financial institutions pass along principal, interest, dividends and other payments on the securities, either because they agree to do so in their customer agreements or because they are legally required. If you hold securities in street name, you should check with your own institution to find out:

•	how it handles securities payments and notices;

•	whether it imposes fees or charges;

•	how it would handle voting rights if it were ever required;

•	whether and how you can instruct it to send you securities and, if the securities are in registered form, have them registered in your own name, so you can be a direct Holder as described below; and

•	how it would pursue rights under the securities if there were a default or other event triggering the need for Holders to act to protect their interests.

Direct Holders

Our obligations, as well as the obligations of the trustee and those of any third parties employed by us or the trustee, under the securities run only to persons who are registered as Holders of the securities. As noted above, we do not have obligations to you if you hold in street name or other indirect means, either because you choose to hold securities in that manner or because the securities are issued in the form of global securities as described below. For example, once we make payment to the registered Holder, we have no further responsibility for the payment even if that Holder is legally required to pass the payment along to you as a street name customer but does not do so.

Global Securities

What is a Global Security?

A global security is a special type of indirectly held security. If we choose to issue securities in the form of global securities, the ultimate beneficial owners can only be indirect holders. We require that the global security will be registered in the name of a financial institution we select.

In this case, we require that the securities included in the global security not be transferred to the name of any other direct Holder unless the special circumstances described below occur. The financial institution that acts as the sole direct Holder of the global security is called the “depositary”. Any person wishing to own a security (other than the Depositary) must do so indirectly by virtue of an account with a broker, bank or other financial institution that in turn has an account with the depositary. A prospectus supplement relating to the offering of a series of securities will indicate whether the series will be issued only in the form of global securities.

Special Investor Considerations for Global Securities

As an indirect Holder, an investor’s rights relating to a global security will be governed by the account rules of the investor’s financial institution and of the depositary, as well as general laws relating to securities transfers. We do not recognize this type of investor as a Holder of securities and instead deal only with the depositary in whose name the global security is registered.

If you are an investor in securities that are issued only in the form of global securities, you should be aware that:

•	you cannot have securities registered in your own name;

•	you cannot receive physical certificates for your interest in the securities;

•

you will be a street name Holder and must look to your own bank or broker for payments on the securities and protection of your legal rights relating to the securities, as explained above under “Street Name and Other Indirect Holders”;

•	you may not be able to sell interests in the securities to some insurance companies and other institutions that are required by law to own their securities in the form of physical certificates; and

•	the depositary’s policies will govern payments, transfers, exchange and other matters relating to your interest in the global security.

We and the trustee have no responsibility for any aspect of the depositary’s actions or for its records of ownership interests in the global security. We and the trustee also do not supervise the depositary in any way.

Special Situations in Which a Global Security is Exchangeable for Physical Certificates

In a few special situations described below, a global security is exchangeable for physical certificates representing securities. After that exchange, the choice of whether to hold securities directly or in street name will be up to the investor. Investors must consult their own bank or brokers to find out how to have their interests in securities transferred to their own name so that they will be direct Holders. The rights of street name investors and direct Holders in the securities have been previously described in the subsections above “Street Name and Other Indirect Holders” and “Direct Holders”.

The special situations in which a global security is exchangeable for physical certificates are:

•	when the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary and we do not appoint a successor depositary; and

•	when an Event of Default on the securities has occurred and has not been cured. Defaults on debt securities are discussed under “Description of Debt Securities—Events of Default.”

The prospectus supplement(s) may also list additional situations for terminating a global security that would apply only to the particular series of securities covered by the prospectus supplement. When a global security terminates, the depositary, and neither we nor the trustee is responsible for deciding the names of the institutions that will be the initial direct Holders. For more information, see “Description of Debt Securities”.

CLEARANCE AND SETTLEMENT

General

Debt securities we issue may be held through one or more international and domestic clearing systems. The principal clearing systems we will use are the book-entry systems operated by The Depository Trust Company (“DTC”) in the United States, Clearstream Banking, “société anonyme,” in Luxembourg (“Clearstream”) and Euroclear Bank S.A./N.V., as operator of the Euroclear System in Belgium (“Euroclear”). These systems have established electronic securities and payment, transfer, processing, depositary and custodial links among themselves and others, either directly or through custodians and depositaries. These links allow the debt securities to be issued, held and transferred among the clearing systems without the physical transfer of certificates.

Special procedures to facilitate clearance and settlement have been established among these clearing systems to trade securities across borders in the secondary market. Where payments for registered securities in global form will be made in U.S. dollars, these procedures can be used for cross-market transfers and the securities will be cleared and settled on a delivery against payment basis.

Investors in securities that are issued outside of the United States, its territories and possessions must initially hold their interests through Euroclear, Clearstream or the clearance system that is described in the applicable prospectus supplement.

Cross-market transfers of securities that are not in global form may be cleared and settled in accordance with other procedures that may be established among the clearing systems for these securities.

The policies of DTC, Clearstream and Euroclear will govern payments, transfers, exchange and other matters relating to the investor’s interest in securities held by them. This is also true for any other clearance system that may be named in a prospectus supplement.

We have no responsibility for any aspect of the actions of DTC, Clearstream or Euroclear or any of their direct or indirect participants. We have no responsibility for any aspect of the records kept by DTC, Clearstream or Euroclear or any of their direct or indirect participants. We also do not supervise these systems in any way. This is also true for any other clearing system indicated in a prospectus supplement.

DTC, Clearstream, Euroclear and their participants perform these clearance and settlement functions under agreements they have made with one another or with their customers. You should be aware that they are not obligated to perform these procedures and may modify them or discontinue them at any time.

The description of the clearing systems in this section reflects our understanding of the rules and procedures of DTC, Clearstream and Euroclear as they are currently in effect. These systems could change their rules and procedures at any time.

As used in this section, any reference to securities also refers to book-entry securities issued in respect of securities in dematerialized form. All debt securities will be issued in registered form for United States federal income tax purposes.

The Clearing Systems

DTC

We understand that DTC is:

•	a limited-purpose trust company organized under the New York Banking Law;

•	a “banking organization” within the meaning of the New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC holds and provides asset servicing for U.S. and non-U.S. equity issues, corporate and municipal debt issues, and money market instruments that DTC’s participants (“Direct Participants”) deposit with DTC.

DTC also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between Direct Participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations.

DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation “(DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (“Indirect Participants”).

The DTC Rules applicable to its participants are on file with the SEC.

Clearstream

We understand that Clearstream is a duly licensed bank organized as a société anonyme incorporated under the laws of Luxembourg and is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector.

Clearstream holds securities for its participants and facilitates the clearance and settlement of securities transactions among them. It does so through electronic book-entry changes to the accounts of its customers. This eliminates the need for physical movement of certificates.

In addition to the clearance and settlement of internationally traded securities, Clearstream provides its participants, among other things, safekeeping, administration, clearance and securities lending and borrowing services. It interfaces with the domestic markets in several countries.

Clearstream’s participants include worldwide securities brokers and dealers, banks, trust companies and clearing corporations and certain professional financial intermediaries. Its U.S. participants are limited to securities brokers and dealers and banks.

Indirect access to the Clearstream system is also available to others that clear through Clearstream participants or that have custodial relationships with its participants, such as banks, brokers, dealers and trust companies.

Euroclear

We understand that Euroclear is incorporated under the laws of Belgium as a bank and is subject to regulation by the Belgian Banking and Finance Commission and the National Bank of Belgium.

Euroclear holds securities for its participants and facilitates the clearance and settlement of securities transactions among them. It does so through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates.

Euroclear provides other services to its participants, including credit custody, lending and borrowing of securities and tri-party collateral management. It interfaces with the domestic markets of several countries.

Euroclear participants include banks, including central banks, securities brokers and dealers, trust companies and clearing corporations and certain other professional financial intermediaries.

Indirect access to the Euroclear system is also available to others that clear through Euroclear participants or that have relationships with Euroclear participants.

All securities in Euroclear are held on a fungible basis. This means that specific certificates are not matched to specific securities clearance accounts.

Other Clearing Systems

We may choose any other clearing system for a particular series of securities. The clearance and settlement procedures for the clearing system we choose will be described in the applicable prospectus supplement.

Primary Distribution

The distribution of the securities will be cleared through one or more of the clearing systems that we have described above or any other clearing system that is specified in the applicable prospectus supplement. Payment for securities will be made on a delivery versus payment basis (or, if indicated, in limited circumstances, on a free delivery basis), except as otherwise specified in the applicable prospectus supplement.

Clearance and settlement procedures may vary from one series of securities to another according to the currency that is chosen for the specific series of securities. Customary clearance and settlement procedures are described below.

We will submit applications to the relevant system or systems for the securities to be accepted for clearance. The clearance numbers that are applicable to each clearance system will be specified in the applicable prospectus supplement.

Clearance and Settlement Procedures—DTC

DTC participants that hold securities through DTC on behalf of investors will follow the settlement practices applicable to U.S. corporate debt obligations in DTC’s Same-Day Funds Settlement System.

For payments in U.S. dollars, securities will be credited to the securities custody accounts of these DTC participants against payment in same-day funds, on the settlement date. For payments in a currency other than U.S. dollars, securities will be credited free of payment on the settlement date.

Clearance and Settlement Procedures—Euroclear and Clearstream

We understand that investors that hold their securities through Euroclear or Clearstream accounts will follow the settlement procedures that are applicable to conventional Eurobonds in registered form.

Securities will be credited to the securities custody accounts of Euroclear and Clearstream participants on the business day following the settlement date, for value on the settlement date. They will be credited either free of payment or against payment for value on the settlement date.

Secondary Market Trading

Trading between DTC Participants

We understand that secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC’s rules. Secondary market trading will be settled using procedures applicable to U.S. corporate debt obligations.

If payment is made in U.S. dollars, settlement will be in same-day funds. If payment is made in a currency other than U.S. dollars, separate payment arrangements outside of the DTC system must be made between the DTC participants involved.

Trading between Euroclear and/or Clearstream Participants

We understand that secondary market trading between Euroclear and/or Clearstream participants will occur in the ordinary way following the applicable rules and operating procedures of Euroclear and Clearstream. Secondary market trading will be settled using procedures applicable to conventional Eurobonds in registered form.

Transfers Between DTC and Clearstream or Euroclear

Cross-market transfers between persons holding directly or indirectly through DTC participants, on the one hand, and directly or indirectly through Clearstream participants or Euroclear participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of the relevant European international clearing system by its U.S. depositary. However, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty participants in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving securities in DTC, and for bonds denominated in U.S. dollars, making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream participants and Euroclear participants may not deliver instructions directly to the respective U.S. depositaries.

Due to time-zone differences, credits of securities received by Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and will be dated the business day following the DTC settlement date. Such credits or any transactions in such securities settled during such processing will be reported to the relevant Clearstream participants or Euroclear participants on such business day. Cash received in Clearstream or Euroclear as a result of sales of securities by or through a Clearstream or Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be generally available to the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of securities among their respective participants, they are under no obligation to perform or continue to perform such procedures and such procedures may be changed or discontinued at any time.

TAXATION

United States Federal Income Tax Consequences

The following discussion is a summary of the material U.S. federal income tax consequences of the purchase, ownership and disposition of certain types of debt securities by a U.S. holder (defined below), but does not purport to be a complete analysis of all potential tax effects. This summary is based upon the U.S. Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations issued thereunder, and judicial and administrative interpretations thereof, each as in effect on the date hereof, and all of which are subject to change, possibly with retroactive effect. No rulings from the Internal Revenue Service (“IRS”) have been or are expected to be sought with respect to the matters discussed below. There can be no assurance the IRS will not take a different position concerning the tax consequences of the purchase, ownership or disposition of the debt securities or that any such position would not be sustained.

This discussion deals only with debt securities that provide for interest payable in cash at least annually at a fixed rate or a single floating rate (meeting certain conditions) throughout the term of the debt securities and are denominated in U.S. dollars. Additionally, the summary deals only with debt securities that are issued in registered form for U.S. federal income tax purposes and have a term of more than 1 year but not more than 30 years. The United States federal income tax consequences of owning debt securities may be different from what is discussed below. To the extent the United States federal income tax consequences of owning any particular debt securities we offer are different from the consequences described below, we will discuss such consequences in an applicable prospectus supplement. In the event of any inconsistency between the discussion set forth herein and any such additional information set forth in a prospectus supplement, the prospectus supplement will govern.

This discussion does not address all of the U.S. federal income tax consequences that may be relevant to a holder in light of such holder’s particular circumstances or to holders subject to special rules, such as financial institutions, U.S. expatriates, insurance companies, dealers in securities or currencies, traders in securities, U.S. holders whose functional currency is not the U.S. dollar, tax-exempt organizations, regulated investment companies, real estate investment trusts, partnerships or other pass through entities (or investors in such entities), persons liable for alternative minimum tax and persons holding the debt securities as part of a “straddle,” “hedge,” “conversion transaction” or other integrated transaction. This discussion also does not address the 3.8% Medicare tax. In addition, this discussion is limited to persons who purchase the debt securities for cash at original issue and at their issue price (generally, the first price at which a substantial amount of the debt securities is sold to the public for cash) and who hold the debt securities as capital assets within the meaning of section 1221 of the Code.

For purposes of this discussion, a “U.S. holder” is a beneficial owner of a debt security that is, for U.S. federal income tax purposes, (i) an individual who is a citizen or resident of the United States; (ii) a corporation or any entity taxable as a corporation created or organized in the United States or under the laws of the United States, any state thereof or the District of Columbia; (iii) any estate the income of which is subject to U.S. federal income taxation regardless of its source; or (iv) any trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or if a valid election is in place to treat the trust as a U.S. person. If any entity treated as a partnership for U.S. federal income tax purposes holds the debt securities, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. A holder that is a partnership, and partners in such partnerships, should consult their tax advisors regarding the tax consequences of the purchase, ownership and disposition of the debt securities.

Prospective purchasers of the debt securities should consult their tax advisors concerning the tax consequences of holding the debt securities in light of their particular circumstances, including the application of the U.S. federal income tax considerations discussed below, as well as the application of U.S. federal estate and gift tax laws and state, local, non-U.S. or other tax laws. This discussion is subject to any additional discussion regarding U.S. federal income taxation contained in the applicable prospectus supplement. Accordingly, you should consult the applicable prospectus supplement for any additional discussion regarding U.S. federal income taxation with respect to the specific debt securities offered thereunder.

Payments of Interest

Payments of stated interest on the debt securities (including any foreign tax withheld on such payments and any additional amounts paid with respect thereto) generally will be taxable to a U.S. holder as ordinary income at the time that such payments are received or accrued, in accordance with such U.S. holder’s method of accounting for U.S. federal income tax purposes.

Interest income (and OID, if any, as defined below) on a debt security generally will constitute foreign source income and generally will be considered “passive category income” or, in the case of certain U.S. holders, “general category income” in computing the foreign tax credit allowable to U.S. holders under U.S. federal income tax laws. Any foreign withholding tax paid by a U.S. holder at the rate applicable to such holder may be eligible for foreign tax credits (or deduction in lieu of such credits) for U.S. federal income tax purposes, subject to applicable limitations.

Original Issue Discount

The debt securities may be issued with original issue discount (“OID”) for U.S. federal income tax purposes. In such event, U.S. holders will be subject to special rules relating to the accrual of income for tax purposes. U.S. holders of debt securities issued with OID generally must include OID in gross income (as ordinary income) for U.S. federal income tax purposes on an annual basis under a constant yield accrual method regardless of their regular method of tax accounting. As a result, U.S. holders of debt securities issued with OID will include OID in income in advance of the receipt of cash attributable to such income.

The debt securities will be treated as issued with OID if the stated principal amount of the debt securities exceeds their “issue price” by more than a statutorily defined de minimis amount. Such excess will be de minimis if it is less than an amount equal to 0.0025 multiplied by the stated principal amount and the number of complete years to maturity from the “issue date.” The issue price of the debt securities will be the first price at which a substantial amount of such debt securities is sold for money and the issue date of the debt securities will be the first settlement date or closing date, as applicable, upon which a substantial amount of such debt securities is sold for money. For purposes of determining the issue price and the issue date of the debt securities, sales to bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents, or wholesalers are ignored.

In the event the debt securities are issued with OID, the amount of OID includible in income by an initial U.S. holder of a debt security issued with OID is the sum of the “daily portions” of OID with respect to the debt security for each day during the taxable year or portion thereof on which such U.S. holder holds such debt security (“accrued OID”). A daily portion is determined by allocating to each day in any “accrual period” a pro rata portion of the OID that accrued in such period. The “accrual period” of a debt security may be of any length and may vary in length over the term of the debt security, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs either on the first or last day of an accrual period. The amount of OID that accrues with respect to any accrual period is the excess of (i) the product of the debt security’s “adjusted issue price” at the beginning of such accrual period and its yield to maturity, determined on the basis of compounding at the close of each accrual period and properly adjusted for the length of such period, over (ii) the amount of stated interest allocable to such accrual period. The adjusted issue price of a debt security at the start of any accrual period is generally equal to its issue price, increased by the accrued OID for each prior accrual period.

Sale, Exchange, Redemption, Retirement or other Taxable Disposition of Debt Securities

Generally, upon the sale, exchange, redemption, retirement or other taxable disposition of a debt security, a U.S. holder will recognize taxable gain or loss equal to the difference between the amount realized on the disposition (less any amount attributable to accrued but unpaid interest, which will be taxable as such, unless it has been previously included in income) and such U.S. holder’s adjusted tax basis in the debt security. A U.S. holder’s adjusted tax basis in a debt security will generally equal the cost of such debt security to such U.S. holder increased by any previously accrued OID.

Gain or loss recognized upon the sale, exchange, redemption, retirement or other taxable disposition of a debt security generally will be U.S. source gain or loss and generally will be capital gain or loss and will be long-term capital gain or loss if at the time of the sale, exchange, redemption, retirement or other disposition the debt security has been held by such U.S. holder for more than one year. Long-term capital gain realized by a non-corporate U.S. holder will generally be subject to taxation at a reduced rate. The deductibility of capital losses is subject to limitation.

Effect of a Merger, Consolidation, or Sale of Assets

It is possible that a consolidation, merger or other transaction authorized herein may cause a U.S. holder to be treated for U.S. federal income tax purposes as though such U.S. holder exchanged the debt securities for new securities. This could result in the recognition of taxable gain or loss for U.S. federal income tax purposes and possibly other adverse tax consequences.

Information Reporting and Backup Withholding

In general, payments of interest, accruals of OID, if any, and the proceeds from sales or other dispositions (including retirements or redemptions) of debt securities held by a U.S. holder may be required to be reported to the IRS unless the U.S. holder is a corporation or other exempt recipient and, when required, demonstrates this fact. In addition, a U.S. holder that is not an exempt recipient may be subject to backup withholding unless it provides a taxpayer identification number and otherwise complies with applicable certification requirements.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a holder’s U.S. federal income tax liability and may entitle the holder to a refund, provided that the appropriate information is timely furnished to the IRS.

Certain Information Reporting Requirements

Certain U.S. holders who are individuals owning “specified foreign financial assets” with an aggregate value in excess of $50,000 are required to report information relating to such assets, subject to certain exceptions (including an exception for debt securities held in accounts maintained by certain financial institutions). Under certain circumstances, an entity may be treated as an individual for purposes of the foregoing rules. Our debt securities may be subject to these rules. U.S. holders should consult their tax advisors regarding the effect, if any, of this legislation on their ownership and disposition of the debt securities.

Swedish Taxation

The following summary outlines certain Swedish tax consequences of the acquisition, ownership and disposal of the debt securities. The summary is based on the laws of the Kingdom of Sweden as currently in effect and is intended to provide general information only. The summary is not exhaustive and does thus not address all potential aspects of Swedish taxation that may be relevant for a potential investor in the debt securities and is neither intended to be nor should be construed as legal or tax advice. In particular, the summary does not address the rules regarding reporting obligations for, among others, payers of interest. Specific tax consequences may be applicable to certain categories of corporations, e.g. investment companies and life insurance companies, not described below. Moreover, the summary does not address the tax treatment of debt securities that are held on an “investment savings account” (Sw: investeringssparkonto) that are subject to a specific tax regime. Investors should consult their professional tax advisors regarding the Swedish and foreign tax consequences (including the applicability and effect of double taxation treaties) of acquiring, owning and disposing of debt securities in their particular circumstances.

Non-resident holders of Debt Securities

As used herein, a non-resident holder means a holder of debt securities who is (a) an individual who is not a resident of Sweden for tax purposes and who has no connection to Sweden other than his/her investment in the debt securities, or (b) an entity not organised under the laws of Sweden.

Payments of any principal amount or any amount that is considered to be interest for Swedish tax purposes to a non-resident holder of any debt securities should not be subject to Swedish income tax provided that such holder does not carry out business activities from a permanent establishment in Sweden to which the debt securities are effectively connected. Under Swedish tax law, no withholding tax is imposed on payments of principal or interest to a non-resident holder of any debt securities.

Private individuals who are not resident in the Kingdom of Sweden for tax purposes may be liable to capital gains taxation in the Kingdom of Sweden upon disposal or redemption of certain financial instruments, depending on the classification of the particular financial instrument for Swedish income tax purposes, if they have been resident in the Kingdom of Sweden or have lived permanently in the Kingdom of Sweden at any time during the calendar year of disposal or redemption or the ten calendar years preceding the year of disposal or redemption.

Resident holders of Debt Securities

As used herein, a resident holder means a holder of debt securities who is (a) an individual who is a resident in Sweden for tax purposes or (b) an entity organised under the laws of Sweden.

Generally, for Swedish corporations and private individuals (and estates of deceased individuals) that are resident holders of any debt securities, all capital income (e.g. income that is considered to be interest for Swedish tax purposes and capital gains on debt securities) will be taxable.

If the debt securities are registered with Euroclear Sweden AB or held by a Swedish nominee in accordance with the Swedish Financial Instruments Accounts Act (SFS 1998:1479), Swedish preliminary taxes are withheld by Euroclear Sweden AB or by the nominee on payments of amounts that are considered to be interest for Swedish tax purposes to a private individual (or an estate of a decease individual) that is a resident holder of any debt securities.

EU Savings Tax Directive

Under EC Council Directive 2003/48/EC on the taxation of savings income, Member States are required to provide to the tax authorities of another Member State details of payments of interest (or similar income) paid by a person within its jurisdiction to an individual resident in that other Member State or to certain limited types of entities established in that other Member State. However, for a transitional period, Luxembourg and Austria are instead required (unless during that period they elect otherwise) to operate a withholding system in relation to such payments (the ending of such transitional period being dependent upon the conclusion of certain other agreements relating to information exchange with certain other countries). A number of non-EU countries and territories including Switzerland have adopted similar measures (a withholding system in the case of Switzerland).

The European Commission has proposed certain amendments to the Directive, which may, if implemented, amend or broaden the scope of the requirements described above.

PLAN OF DISTRIBUTION

We may sell the securities offered by this prospectus from time to time in any one or more of the following ways:

•	to or through underwriters or dealers;

•	through agents;

•	by ourselves directly to purchasers; or

•	through a combination of any of these methods of sale.

The prospectus supplement relating to a particular offering of securities will set for the terms of such offering, including:

•	the terms of the debt securities being offered;

•	the names of any underwriter, dealers or agents and the respective amounts of debt securities, if any, underwritten or purchased by them;

•	their compensation, in the form of agent’s commission, dealer’s purchase price or underwriter’s discount;

•	the estimated net proceeds to us;

•	the purchase price of the debt securities being offered;

•	the initial public offering price of the debt securities;

•	any exchange on which the debt securities being offered will be listed, if applicable; and

•	the place and time of delivery for securities being offered.

Any initial public offering prices, discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

Underwriters

If underwriters are used in an offering of securities, such securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The securities may be either offered to the public through underwriting syndicates represented by one or more managing underwriters or by one or more underwriters without a syndicate. Unless otherwise set forth in the applicable prospectus supplement, the underwriters will not be obligated to purchase securities unless specified conditions are satisfied, and if the underwriters do purchase any securities, they will be obligated to purchase all securities contemplated in an offering.

Dealers

If dealers are utilized in the sale of debt securities, we will sell such debt securities to the dealers as principals. The dealers may then resell such debt securities to the public at varying prices to be determined by such dealers at the time of resale. The names of the dealers and the terms of the transaction will be set forth in the prospectus supplement relating to that transaction.

Agents and Direct Sales

We may sell securities directly or through agents that we designate. The prospectus supplement names any agent involved in the offering and sale and states any commissions we will pay to that agent. Unless we indicate otherwise in the prospectus supplement, any agent is acting on a best efforts basis for the period of its appointment.

Institutional Investors

If we so indicate in the prospectus supplement, we will authorize underwriters, dealers or agents to solicit offers from various institutional investors to purchase debt securities. In this case, payment and delivery will be made on a future date that the prospectus supplement specifies. The underwriters, dealers or agents may impose limitations on the minimum amount that the institutional investor can purchase. They may also impose limitations on the portion of the aggregate amount of the debt securities that they may sell. Such institutional investors may include:

•	commercial and savings banks;

•	insurance companies;

•	pension funds;

•	investment companies;

•	educational and charitable institutions; and

•	other similar institutions as we may approve.

The obligations of any of these purchasers pursuant to delayed delivery and payment arrangements will not be subject to any conditions. However, one exception applies. An institution’s purchase of the particular debt securities cannot at the time of delivery be prohibited under the laws of any jurisdiction that governs:

•	the validity of the arrangements; or

•	the performance by us or the institutional investor.

Indemnification

Agreements that we have entered into or may enter into with underwriters, dealers or agents may entitle them to indemnification by us against various civil liabilities. These include liabilities under the Securities Act. The agreements may also entitle them to contribution for payments which they may be required to make as a result of these liabilities. The terms and conditions of any indemnification or contribution will be described in the applicable prospectus supplement. Underwriters, dealers or agents may be customers of, engage in transactions with, or perform services for, us in the ordinary course of business.

Market Making

Each series of debt securities offered will be a new issue of securities and will have no established trading market. The debt securities offered may or may not be listed on a national securities exchange. We cannot be sure as to the liquidity of or the existence of trading markets for any debt securities offered.

Certain persons participating in this offering may engage in transactions that stabilize, maintain or otherwise affect the price of the securities. Specifically, the underwriters, if any, may over-allot in connection with the offering, and may bid for, and purchase, the securities in the open market.

In the event that we do not list securities of any series on a U.S. national securities exchange, various broker-dealers may make a market in the securities, but will have no obligation to do so, and may discontinue any market making at any time without notice. Consequently, it may be the case that no broker-dealer will make a market in securities of any series or that the liquidity of the trading market for the securities will be limited.

Expenses

The expenses of any offering of debt securities will be detailed in the relevant prospectus supplement.

VALIDITY OF SECURITIES

The validity of the securities offered hereby will be passed upon by Latham & Watkins (London) LLP, United States counsel for Ericsson. Certain matters of Swedish law will be passed upon by Mannheimer Swartling Advokatbyrå AB. If this prospectus is delivered in connection with an underwritten offering, the validity of the debt securities may be passed upon for the underwriters by Cleary Gottlieb Steen & Hamilton LLP or any other law firm named in the applicable prospectus supplement as to certain matters of New York law.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the 2011 Form 20-F have been so incorporated in reliance on the report of Pricewaterhouse Coopers AB, an independent registered public accounting firm, given on the authority of said firm as experts in accounting and auditing.

TELEFONAKTIEBOLAGET LM ERICSSON (PUBL)

$            % Notes due

Prospectus Supplement

            , 2012

Joint Book-Running Managers

Deutsche Bank Securities

J.P. Morgan